UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Washington Gas Light Company

(Name of Registrant as Specified In Its Charter)

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Washington Gas Light Company 1000 Maine Avenue, SW Washington, D.C. 20024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	August 30, 2018
TIME:	10:00 a.m., Eastern Time
PLACE:	1000 Maine Avenue, SW, Washington, D.C. 20024

To the Shareholders of Washington Gas Light Company

The annual meeting of shareholders of Washington Gas Light Company (“Washington Gas” or the “Company”) will be held at the Company’s new offices at 1000 Maine Avenue, SW, Washington, D.C. 20024, on Thursday, August 30, 2018 at 10:00 a.m., Eastern Time, for the following purposes, as more fully set forth in the attached information statement:

1.	To elect the seven directors nominated by our Board of Directors and named in the information statement;
2.	To approve, on an advisory basis, the compensation paid to our named executive officers;
3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accounting firm for fiscal year 2018; and
4.	To transact any other business properly brought before the meeting and any adjournment or postponement thereof.

Each holder of common stock or preferred stock is entitled to one vote for each share of such stock standing in the name of the holder on the records of Washington Gas at the close of business on July 17, 2018 (the “Record Date”).

BY ORDER OF THE BOARD OF DIRECTORS

Leslie T. Thornton

Senior Vice President, General Counsel and Corporate Secretary

August 9, 2018

ADMISSION TO MEETING: Admission to the annual meeting will be limited to persons who are listed on Washington Gas’ records as shareholders as of the Record Date, or who bring documentation to the meeting that demonstrates their beneficial ownership of Washington Gas common stock through a broker, bank or other nominee as of the Record Date.

Table of Contents

INFORMATION REGARDING THE ANNUAL MEETING	1

PROPOSAL 1 — ELECTION OF DIRECTORS	2

Criteria for Selection of Board Nominees	3	Director Nominees	4

CORPORATE GOVERNANCE	8

Corporate Governance Practices	8	Human Resources Committee	10
Board Leadership Structure	8	HR Committee Interlocks and Insider Participation	11
Policy on Director Resignation Following Shareholder Vote	9	Director Independence and Retirement Age	11
Board Oversight of Risk	9	Policies and Procedures for Review, Approval or
Management Development and Succession Planning	9	Ratification of Related-Person Transactions	11
Audit Committee	10	Communications with the Board	12
Governance and Environment, Health and Safety Committee	10

DIRECTOR COMPENSATION	13

Director Annual Retainer and Meeting Fees	13	Director Retirement Plan	15
Directors’ Stock Plan	14	Donations to Civic Organizations and Charities	15
Non-Employee Director Compensation Decisions	14	Board Stock Ownership Guidelines	15
Director Deferred Compensation Plan	15

BENEFICIAL OWNERSHIP	16

Security Ownership of Management and Certain		Section 16(a) Beneficial Ownership Reporting Compliance	16
Beneficial Owners	16	Executive Officers of Washington Gas	16

COMPENSATION DISCUSSION AND ANALYSIS	18

Program Highlights	18	Severance/Change in Control Protections	33
Response to Shareholder Advisory Vote on Executive		Perquisites	34
Compensation	19	Timing of Compensation	34
FY 2017 in Review	19	Impact of Prior Compensation	34
What We Pay and Why: Elements of Compensation	20	Factors Considered in Decisions to Increase or Decrease
Objectives of Executive Compensation Program	21	Compensation Materially	35
Elements of Executive Compensation Program	21	Role of Executive Officers	35
Analysis	21	Policies Relating to Stock Ownership	35
Short-Term Incentive Compensation	24	Other Compensation Matters	35
Long-Term Incentive Compensation	28	Compensation Risk Evaluation	35
Retirement Benefits	33

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	i

COMPENSATION OF EXECUTIVE OFFICERS	37

Summary Compensation Table for 2017	38	Stock Vested in FY 2017	43
Grants of Plan-Based Awards in FY 2017	40	Non-Qualified Deferred Compensation	43
Outstanding Equity Awards at FY 2017 Year-End	42	Pension and Other Retirement Benefits	43

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	47

Change in Control Severance Plan for Certain Executives	47	Incremental Payments Due to Other Terminations	49

EQUITY COMPENSATION PLAN INFORMATION	50

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	51

AUDIT COMMITTEE REPORT	52

FY 2017 AND FY 2016 AUDIT FIRM FEE SUMMARY	53

Services Provided by Deloitte	53	Pre-Approval Policy for Audit and Non-Audit Services	53

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM	54

OTHER MATTERS	55

Householding of Materials	55

APPENDIX A — RECONCILIATION OF NON-GAAP FINANCIAL MEASURE	A-1

Forward-Looking Statements:
This information statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans” and similar expressions, or future or conditional verbs such as “will,” “should,” “would” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

ii |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

WASHINGTON GAS LIGHT COMPANY

1000 MAINE AVE., SW

WASHINGTON, D.C. 20024

INFORMATION STATEMENT
August 9, 2018

INFORMATION REGARDING THE ANNUAL MEETING

This information statement is provided in connection with the annual meeting of shareholders of Washington Gas Light Company to be held on Thursday, August 30, 2018 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. The annual meeting will be held at the Company’s new offices at 1000 Maine Ave., SW, Washington, D.C. 20024. Additional information about the meeting location is included on the inside back cover of this information statement.	Throughout this information statement, “Washington Gas,” the “Company,” “we,” “us” and “our” are intended to refer to Washington Gas Light Company, unless specifically indicated otherwise. In addition, references to fiscal years (including “FY”) are to the fiscal years ending September 30 of the year indicated.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Each holder of our common stock or preferred stock is entitled to one vote for each share of such stock standing in the name of the holder on the records of the Company at the close of business on the Record Date. Outstanding voting securities as of the Record Date consisted of 46,479,536 shares of common stock; 150,000 shares of Serial Preferred Stock, $4.80 Series; 70,600 shares of Serial Preferred Stock, $4.25 Series; and 60,000 shares of Serial Preferred Stock, $5.00 Series. The matters to be voted upon at the annual meeting are described in this information statement.

•	As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

•	The seven director nominees receiving the greatest number of votes will be elected.

•	Proposal 2 regarding the advisory vote on executive compensation must receive more votes cast in favor than the number of votes cast against.
•	Proposal 3 to ratify the appointment of Deloitte & Touche LLP as our independent public accounting firm must receive more votes cast in favor than the number of votes cast against.

As of August 9, 2018, Wrangler SPE LLC (“Wrangler”), a Delaware limited liability company and wholly-owned subsidiary of WGL Holdings, Inc. (“WGL Holdings”), owned all of the outstanding shares of the Company’s common stock. The Company has been informed that Wrangler intends to vote its shares of the Company’s common stock: (1) “FOR” the election of each of the named nominees for director; (2) “FOR” the advisory vote approving executive compensation; and (3) “FOR” ratification of the appointment of our independent public accounting firm for fiscal year 2018. Accordingly, these proposals are expected to be approved.

Important Notice Regarding the Availability of the 2017 Annual Report and the Information Statement for Washington Gas’ annual meeting of shareholders to be held on August 30, 2018. This information statement and the WGL Corporate Financial Report for 2017, which includes the combined Annual Report on Form 10-K of WGL Holdings and Washington Gas for the fiscal year ended September 30, 2017, are available on the Internet at the following website: http://www.washingtongasannualmeeting.com

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	1

Election of Directors

PROPOSAL 1 — ELECTION OF DIRECTORS

There are seven nominees for election to the Board. James W. Dyke, Jr., Linda R. Gooden and Dale S. Rosenthal were each elected at the 2017 annual meeting of shareholders. Director nominees John (Jack) F. Stark, Adrian P. Chapman and John E. Lowe were appointed by the Board to serve as members of the Board in July 2018 in connection with the close of the merger between WGL Holdings and AltaGas Ltd. (the “Merger”) and in accordance with certain commitments made by the parties in connection with certain regulatory proceedings related to the Merger (the “Merger Commitments”). As reported by the	Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 30, 2018, David M. Harris, who was also appointed to the Board in July 2018 in connection with the Merger Commitments, resigned from the Board effective July 24, 2018. Director nominee Phillip R. Knoll was appointed by the Board to serve as a member of the Board on July 30, 2018. Mr. Knoll’s appointment was also in accordance with the Merger Commitments. Each nominee will, if elected, serve on the Board until the 2019 annual meeting of shareholders.

2 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Election of Directors

Criteria for Selection of Board Nominees

The Governance & Environment, Health and Safety Committee (previously the Governance Committee) (“Governance & EHS Committee”) is responsible for identifying director nominees for election to the Board. The Governance & Environment, Health and Safety Committee may consider nominees suggested by several sources, including outside search firms, incumbent Board members and shareholders, and adheres to any legal requirements or commitments applicable to director elections and nominations by shareholders.

As provided in its charter, the Governance & EHS Committee seeks candidates with experience and abilities relevant to serving as a director of the Company and who will represent the best interests of shareholders as a whole, and not any specific interest group or constituency. The Governance & EHS Committee, with input from the Chairman of the Board and other directors, evaluates the qualifications of each director candidate in accordance with the criteria described in the director qualification standards section of our Corporate Governance Guidelines. In evaluating the qualifications of director nominees, the Governance & EHS Committee considers factors including, but not limited to, the following:

Commitment. Directors should be able to contribute the time necessary to be actively involved on the Board and its decision-making and should be able and willing to prepare for and attend required meetings.

Diversity. The Board does not have a formal policy regarding the consideration of diversity in identifying nominees for director. Nevertheless, directors should be selected so that the Board is a diverse body. The Board considers the term “diversity” to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes, as well as differences in race, gender and ethnicity.

Experience. Directors should be or have been in leadership positions in their field of endeavor and have a record of excellence in that field.

Independence. A director should neither have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of the Company and to fulfill the responsibilities of a director.

Integrity. Directors should have a reputation of integrity and be of the highest ethical character.

Judgment. Directors should have the ability to exercise sound business judgment on a wide range of matters.

Knowledge. Directors should have a firm understanding of our operations, business strategy, corporate governance and Board operations.

Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as: accounting, compensation, finance, government relations, law, management, risk oversight and strategic planning.

The Governance & EHS Committee and the Board may take into account such other factors as they consider to be relevant to the success of the Company. As part of the annual nomination process, the Governance & EHS Committee reviews the qualifications of each director nominee, including currently serving Board members, and reports its findings to the Board. On July 30, 2018, the Governance & EHS Committee determined that each Board member satisfies the criteria described above and advised the Board that each of the director nominees listed under “Proposal 1 — Election of Directors” is qualified to serve on the Board.

Diversity
The Governance & EHS Committee considers diversity in connection with its evaluation of individual potential director nominees, and periodically considers the diversity of the Board as a whole. The Board conducted a self-evaluation in 2017 and concluded that its efforts to achieve Board membership diversity were effective.	The Board believes that the directors collectively represent a diverse array of viewpoints, experiences, education, skills and other attributes that contribute to the Board’s effectiveness in overseeing the direction of the Company. Two out of seven of our directors are African-American and two directors are women.

Shareholder Recommendations
The Governance & EHS Committee will consider director nominees recommended by shareholders. Notice of such recommendation should be sent in writing to the Chairman of the Governance & EHS Committee, c/o the Secretary of Washington Gas; 1000 Maine Ave., SW, Washington, D.C. 20024. The recommendation must identify the writer as a shareholder of the Company and provide sufficient detail	for the Governance & EHS Committee to consider the recommended individual’s qualifications. The Governance & EHS Committee will evaluate the qualifications of candidates recommended by shareholders using the same criteria as used for other Board candidates. The recommendation must be timely and include all information specified in our bylaws.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	3

Election of Directors

Director Nominees

For purposes of the upcoming annual meeting, the Governance & EHS Committee has recommended the election of each nominee as a director, including the election of each of Messrs. Stark, Chapman, Knoll and Lowe, who were initially appointed directors by the other members of the Board in July 2018. Each nominee has informed the Board that he or she is willing to serve as a director. Washington Gas has been informed that Wrangler intends to cast the votes of all of the outstanding shares of common stock of the Company for the election of the nominees named below. If any nominee should decline or become unable or unavailable to serve as a director for any reason, Wrangler has informed Washington Gas that it intends to cast its votes for another nominee, or other nominees, to be selected by the Board.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years, and major affiliations of each nominee. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Board.

The Board recommends a vote “FOR” the election of each of the following nominees:

Adrian P. Chapman

Age: 60
Director Since: July 2018
Board Committees: N/A

Adrian P. Chapman is President and Chief Executive Officer of Washington Gas, an indirect, wholly-owned subsidiary of AltaGas.

Bringing more than 36 years of leadership experience in the energy industry, Mr. Chapman has driven operational success and sustained growth in a variety of management and executive roles at Washington Gas throughout his career with one of the nation’s premier energy companies. As President and CEO, he is responsible for overseeing all functions and activities of the regulated natural gas utility such as operations, customer service, engineering, construction, field operations, safety, rates, gas acquisition, information technology and human resources.

Mr. Chapman also serves in leadership roles with other AltaGas energy entities, including as Executive Vice President at AltaGas Services (U.S.) Inc., President and CEO of AltaGas Utility Holdings (U.S.) Inc., as well as President and CEO of WGL Holdings, Inc.

Prior to being appointed to these executive positions, Mr. Chapman served as President and Chief Operating Officer of WGL Holdings, Inc. and Washington Gas since October 1, 2009. Before his term as COO, he held a range of executive management roles and led several teams that contributed to the company’s development, including Vice President of Operations, Regulatory Affairs and Energy Acquisition, Manager of Interruptible Customer Sales, Manager of Economic Analysis, and Director of Regulatory Affairs.

Mr. Chapman is the incoming Chair of the Board of Directors of the Southern Gas Association, is a member of the Leadership Council of the American Gas Association and past chair of the AGA Rate and Strategic Issues Committee. He is also a member of the Board of Directors of the Virginia Early Childhood Foundation and the Community Foundation of Northern Virginia. He is a past member of the Governor of Maryland’s Workforce Investment Board and past Chairman of the Board of LEAD Virginia and a graduate of the LEAD Virginia Class of 2006, a statewide leadership program. Mr. Chapman is also the Goodwill of Greater Washington Board Chair and past Chairman of the Board of Directors of the Fairfax County Virginia Chamber of Commerce.

Mr. Chapman has been a director of Washington Gas since July 2018. He received his Bachelor of Arts degree in Economics from the College of William and Mary in Virginia and his Master of Arts degree in Economics from George Mason University.

Particular experience, attributes or skills that qualify candidate for Board membership:

Leadership Experience
With over 36 years of energy industry experience at several levels of executive and senior management, Mr. Chapman is well positioned to lead our management team and provide essential insight and guidance to the Board on the day-to-day operations of the Company. Mr. Chapman’s service on the boards of local non-profit and charitable organizations provides a crucial connection between the Company and the communities we serve.
Risk Management/Assessment
Mr. Chapman’s financial background in the energy industry contributes to his skills in risk assessment, mitigation, compliance, and internal controls.
Strategic Planning
Through Mr. Chapman’s experience in executive management and his considerable involvement in civic, community and charitable activities with a focus in the Northern Virginia area, Mr. Chapman has gained significant strategic planning, operational and corporate governance insights.
Industry Experience
Mr. Chapman’s extensive energy experience and comprehensive understanding of many aspects of the natural gas industry provides the Board with invaluable insight.

4 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Election of Directors

James W. Dyke, Jr.

Age: 71
Director Since: September 2003
Board Committees: Governance & Environment, Health and Safety Committee (Chairman), Human Resources Committee

James W. Dyke, Jr. retired on March 31, 2013 after 20 years as a partner in the Virginia law firm of McGuire Woods LLP, where he specialized in corporate, education, voting rights, government relations and municipal law. On April 8, 2013, he became a Senior Adviser to McGuire Woods Consulting LLC. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Adviser to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. During 2010, Mr. Dyke was also Chair of the Greater Washington Board of Trade and he is a former member of the board of directors of the Washington Metropolitan Area Transit Authority (WMATA) and the Commonwealth Transportation Board (CTB).

Mr. Dyke has been a director of Washington Gas since September 2003. Mr. Dyke has B.A. and J.D. degrees from Howard University. In addition, he holds honorary degrees from St. Paul’s College, Virginia State University, the University of Richmond, Randolph-Macon College and the Northern Virginia Community College.

Particular experience, attributes or skills that qualify candidate for Board membership:

Leadership Experience
Mr. Dyke has over 35 years of legal experience and significant leadership positions and deep-rooted affiliations with a diverse array of business and philanthropic organizations in the Washington, D.C. metropolitan area.
Risk Management/Assessment
Mr. Dyke’s legal expertise contributes to his skills in the areas of risk management, compliance, internal controls, legislative and administrative issues and general corporate transactions.
Government Experience
Mr. Dyke has significant governmental experience nationally and in the Commonwealth of Virginia that enable him to bring invaluable insight to the Board.
Strategic Planning
Mr. Dyke lives and works in the Company’s operating territory and has held leadership positions with several local non-profit organizations and, as a result, has significant community ties within the region. In addition, through his extensive involvement in civic, community and charitable activities, Mr. Dyke has gained additional strategic planning and corporate governance insights.

Linda R. Gooden

Age: 65
Director Since: April 2013
Board Committees: Human Resources Committee (Chair), Audit Committee
Other Public Company Board: Automatic Data Processing, Inc.; General Motors Co.; The Home Depot, Inc.

Linda R. Gooden retired in 2013 as Executive Vice President of Lockheed Martin Corp.’s Information Systems & Global Solutions, a $9 billion business with 30,000 employees that provides integrated information technology solutions, systems and services globally to civil, defense, intelligence and other government customers, after more than 34 years with the company. Ms. Gooden was responsible for establishing and managing the first major contractor cyber center in Maryland. She led the development of cyber solutions for federal defense, intelligence, and commercial customers.

Ms. Gooden has been inducted into the prestigious Career Communications Hall of Fame. She was named one of Fortune’s 50 Most Powerful Women in Business for three consecutive years and one of the 100 Most Powerful Executives in Corporate America by Black Enterprise magazine in 2009. In 2010, Ms. Gooden was appointed by U.S. President Barack Obama to the National Security Telecommunications Advisory Committee.

Ms. Gooden serves on the boards of: the American Heart Association; the Armed Forces Communications and Electronics Association International; TechAmerica; the University Systems of Maryland Board of Regents; Automatic Data Processing, Inc.; General Motors Co.; and The Home Depot, Inc.

Ms. Gooden has been a director of Washington Gas since April 2013. Ms. Gooden has a B.A. degree in Computer Science from Youngstown State and a B.A. degree in Business Administration from the University of Maryland. She also has an M.B.A. degree from the University of Maryland.

Particular experience, attributes or skills that qualify candidate for Board membership:

Leadership Experience
Ms. Gooden’s experience as a senior executive officer of a Fortune 100 company demonstrates her leadership capability and general business acumen.
Risk Management/Assessment
In addition to her deep understanding of operations and strategy, Ms. Gooden has sophisticated risk management, cyber-security and information technology experience that is extremely valuable to the decision-making processes of the Board.
Government Experience
Ms. Gooden has experience as a presidential appointee to the National Security Telecommunications Advisory Committee.
Strategic Planning
Ms. Gooden provides the Board with extensive experience in operations and strategic planning. Ms. Gooden’s experience also demonstrates her extensive knowledge of governance and complex financial issues faced by public companies.
High Level Financial Literacy
Ms. Gooden provides the Board with extensive experience in corporate finance.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	5

Election of Directors

Phillip R. Knoll

Age: 63
Director Since: July 2018
Board Committees: N/A

Phillip R. Knoll is currently acting as interim co-Chief Executive Officer of AltaGas. Mr. Knoll is a Professional Engineer with over 35 years of varied experience in the energy sector, primarily related to energy infrastructure businesses, including deep midstream, pipeline and utility experience. Most recently, he has provided consulting services through Knoll Energy Inc. Prior thereto, his senior executive leadership roles have included CEO of Corridor Resources Inc. (2010 to 2014), Group Vice President, Duke Energy Gas Transmission, Chair, Management Committee and President for Maritimes & Northeast Pipeline, as well as senior roles at Westcoast Energy Inc., TransCanada Pipelines Limited and Alberta Natural Gas Company Ltd.

Mr. Knoll currently serves as a director and a member of the Audit Committee of AltaGas, a director of Heritage Gas Limited (an AltaGas company) and a director of Corridor Resources Ltd. Mr. Knoll also previously served as a director for Bankers Petroleum Ltd. from 2008 to 2015.

Mr. Knoll has been a director of Washington Gas since July 2018. Mr. Knoll holds a Bachelor of Applied Science from the Technical University of Nova Scotia in Chemical Engineering.

Particular experience, attributes or skills that qualify candidate for Board membership:

Leadership Experience
Mr. Knoll brings over three decades of experience in the energy sector, having served as President, Chief Executive Officer and other senior executive positions at several energy companies, as well as a director of AltaGas and one of its subsidiaries and other oil and gas companies.
Risk Management/Assessment
Mr. Knoll’s engineering and technical background in the energy infrastructure business contributes to his skills in risk assessment, mitigation, compliance, and internal controls.
Strategic Planning
Mr. Knoll’s leadership experience in key roles throughout his career has allowed him to gain strategic planning, operational and corporate governance insights, making him an important adviser to the Board and the Company.
Industry Experience
Mr. Knoll brings significant business and operational expertise in the energy sector. His extensive energy experience and comprehensive knowledge of many aspects of the industry provides the Board with an indispensable perspective.

John E. Lowe

Age: 56
Director Since: July 2018
Board Committees: Governance & Environment, Health and Safety Committee

John E. Lowe is Executive Vice President of AltaGas and is primarily responsible for its strategy, government and regulatory affairs, and First Nations relationships. Mr. Lowe began his employment at AltaGas in 2011, as President of AltaGas Utility Group Inc., with accountability for the utility businesses, including change of control approvals, in Canada and the United States. In 2013, he was appointed Executive Vice President responsible for corporate development, acquisitions, joint ventures, and the development of clean energy projects. Before joining AltaGas, Mr. Lowe was a partner with the law firm of Burnet, Duckworth and Palmer LLP.

Mr. Lowe has been a director of Washington Gas since July 2018. Mr. Lowe received his Bachelor of Laws from Dalhousie University and a Bachelor of Arts from the University of Alberta. He is a member of the Law Society of Alberta.

Particular experience, attributes or skills that qualify candidate for Board membership:

Leadership Experience
Ms. Lowe brings many years of senior management experience through serving in different capacities at AltaGas, as well as his years as a partner at a large law firm.
Risk Management/Assessment
Mr. Lowe’s legal expertise and significant experience gained during private practice contribute to his skills in the areas of risk management, compliance, internal controls, legislative and administrative issues and general corporate transactions.
Strategic Planning
Mr. Lowe provides the Board with extensive experience in operations and strategic planning, particularly in the government and regulatory environment.
Industry Experience
Mr. Lowe brings significant business expertise in the energy sector.

6 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Election of Directors

Dale S. Rosenthal

Age: 62
Director Since: October 2014
Board Committees: Audit Committee (Chair)

Dale S. Rosenthal was Division President of Clark Financial Services Group until the end of 2017, where she set strategy for Clark’s entry into the alternative energy space, leveraging Clark Construction’s core turnkey construction competence into alternative energy development, finance, and management. She was Clark’s Chief Financial Officer for eight years, leading all of the financial functions of Clark, a multi-billion dollar company. She served on the board of directors of the Strathmore Foundation for the Performing Arts and the Greater Washington Board of Trade. She is a member of the Cornell University Board of Trustees.

Ms. Rosenthal has been a director of Washington Gas since October 2014. She has a J.D. and M.B.A. from Harvard University and a B.A. in Economics from Cornell University.

Particular experience, attributes or skills that qualify candidate for Board membership:

Leadership Experience
Ms. Rosenthal brings many years of senior management and new business development experience in both the private and non-profit sectors to the Board.
Risk Management/Assessment
Ms. Rosenthal’s financial and legal background in the construction industry contributes to her skills in risk assessment, mitigation, compliance, and internal controls.
Strategic Planning
Ms. Rosenthal’s formal business training, significant experience in business development and experience as a strategist in the alternative energy sector provide her with significant strategic planning skills.
Industry Experience
Ms. Rosenthal brings significant business expertise in the alternative energy sector.
High Level Financial Literacy
Ms. Rosenthal has managed financial budgeting and reporting in corporate and non-profit organizations.

John (Jack) F. Stark, Chairman of the Board

Age: 67
Director Since: July 2018
Board Committees: Governance & Environment, Health and Safety Committee, Audit Committee
Other Public Company Boards: TC Pipelines GP, Inc.

Jack F. Stark served as Chief Financial Officer of Imergy Power Systems, an energy storage systems company, from December 2013 to July 2016.1 He was the CFO of BrightSource Energy Inc., a provider of technology for use in large-scale solar thermal power plants, from May 2007 to November 2013. Prior to 2007, he held the following positions: CFO of Silicon Valley Bancshares Financial Group; Vice-President of Business Operations and Technology at Itron Inc.; Senior Vice-President and CFO at Silicon Energy Corporation and Senior Vice-President and CFO of GATX Capital. Mr. Stark also held senior management roles at PG&E Corporation for over 20 years where he was involved with financial activities, energy risk management, contract and regulatory negotiations and gas supply operations.

Mr. Stark also serves on the board of directors of AltaGas Services (U.S.) Inc., a wholly owned subsidiary of AltaGas Ltd., and AltaGas Utility Holdings (U.S.) Inc., a wholly owned subsidiary of AltaGas Services (U.S.) Inc. Mr. Stark is on the board of directors of TC Pipelines GP, Inc., a subsidiary of TransCanada Corporation, as well as on the board of directors of Greenlots, Inc., a supplier of technology for electric vehicle charging. From November 2015 to October 2017, he served on the board of directors of TerraForm Power, Inc. and TerraForm Global, Inc.

Mr. Stark has been a director of Washington Gas since July 2018. Mr. Stark earned a Bachelor of Arts in Economics and Masters in Economics from the University of California, Santa Barbara. He also holds an M.B.A. in Finance from the University of California, Berkeley.

Particular experience, attributes or skills that qualify candidate for Board membership:

Leadership Experience
Mr. Stark brings over three decades of experience in the finance and energy industries, having served as chief financial officer and a senior executive at several energy and gas companies.
Industry Experience
Mr. Stark brings significant business expertise in the finance and energy sectors.
Risk Management/Assessment
Mr. Stark’s financial and business background in the energy industry and his significant leadership experience contribute to his skills in risk assessment, mitigation, compliance, and internal controls, making him an important adviser to the Board and the Company.
Strategic Planning
Mr. Stark serves a key leadership role on the Board and provides the Board with extensive experience in operations and strategic planning. With his financial background and experience, Mr. Stark demonstrates his extensive knowledge of governance and complex financial issues faced by public companies.
High Level Financial Literacy
Mr. Stark has a significant level of financial literacy, having served as chief financial officer of several companies.

(1)	Imergy Power Systems entered into insolvency proceedings in 2016.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	7

Corporate Governance

CORPORATE GOVERNANCE

Corporate governance is a continuing focus at Washington Gas, starting with the Board and extending to all employees. In this	section, we describe some of our key corporate governance policies and practices.

Corporate Governance Practices

Washington Gas is committed to maintaining the highest standards of corporate governance, which we believe are essential to sustained success. We have implemented corporate governance practices that we believe promote our goal of maximizing long-term shareholder value. In light of this goal, the Board oversees, counsels and guides management in the long-term interests of the Company and its shareholders. The Board’s responsibilities include, but are not limited to:

•	overseeing the management of our business and the assessment of our business risks;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and compliance with law and ethics;

•	reviewing and approving our major financial objectives and strategic and operating plans; and

•	overseeing our talent management and succession planning.

The Board discharges its responsibilities through regularly scheduled meetings, special meetings, actions taken by unanimous written consent and other communications with management as appropriate. Directors are expected to attend all meetings of the Board and of each Board committee on which they serve. During FY 2017, the Board held 16 meetings.

The Board has three standing committees: (i) the Audit Committee; (ii) the Governance & EHS Committee (previously the Governance Committee); and (iii) the Human Resources Committee. Each of these committees is described in more detail below.

During FY 2017, the Audit Committee held six meetings; the HR Committee held five meetings; and the Governance & EHS Committee held three meetings. No director attended fewer than 75% of each of: (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board on which he or she served during FY 2017. The Company expects Board members to attend all annual meetings of shareholders at which they are standing for election or re-election as directors but recognizes that, from time to time, other commitments may prevent all directors from attending each annual meeting. All of the directors attended the 2017 annual meeting of shareholders.

The Board has long adhered to governance principles designed to assure excellence in the execution of its duties, and regularly reviews the Company’s governance policies and practices. These principles are outlined in the Washington Gas Corporate Governance Guidelines, which, in conjunction with our articles of incorporation, bylaws, Board committee charters and related policies, form the framework for the effective governance of Washington Gas.

The full text of the Corporate Governance Guidelines, the charters for each of the Board committees and the Company’s codes of conduct are available on our website, www.washingtongas.com, under “Corporate Information.” These materials are also available in print to any person, without charge, upon written request to Assistant Secretary, Washington Gas Light Company, 1000 Maine Ave., SW, Washington, D.C. 20024.

Board Leadership Structure

Independent Chairman of the Board

Prior to the completion of the Merger on July 6, 2018, Terry D. McCallister served as the Chairman of the Board and Chief Executive Officer (“CEO”). The Board had previously determined that a combined Chairman and CEO position, together with the use of an independent Lead Director, was an effective leadership structure that allowed Mr. McCallister to provide the Board with insights into key business and strategic issues, given his role in the day-to-day management of our business operations, while also allowing the Board to exercise independent oversight through its independent Lead Director.

After the completion of the Merger, the composition of the Board was modified to reflect our organizational and management changes, consistent with the commitments made in our regulatory proceedings and contractual agreements related to the Merger. The Board is currently comprised of seven directors, four of whom are independent directors within the meaning of the listing standards of the New York Stock Exchange (“NYSE”), including a new independent Chairman of the Board, Jack F. Stark. With the addition of a new independent Chairman, the Board determined that an independent Lead Director was no longer necessary and thus eliminated this position.

The leadership responsibilities of the Board are shared among the Chairman of the Board and the Chairs of the Board’s three standing committees. All Chairs of the committees are independent directors. Through the independent Chairman of the Board and Chairs of the committees of the Board, the Board determined that this leadership structure would be effective and would allow the Board to exercise appropriate independent oversight.

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Corporate Governance

Policy on Director Resignation Following Shareholder Vote

In 2016, the Board adopted a director resignation policy as a part of our Corporate Governance Guidelines. Under this policy, any nominee for director in an uncontested election (that is, an election where the only nominees are those proposed by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender an offer of resignation for consideration by the Board. The policy provides that the Governance & EHS Committee shall evaluate the director’s offer of resignation, taking into account the best interests of the Company and its shareholders, and shall recommend to the Board whether to accept or reject such offer of resignation. In making this recommendation, the Governance & EHS Committee may consider all factors it deems	relevant, including, without limitation, the underlying reasons why shareholders voted against the director (if ascertainable), the qualifications of the director, the director’s past and expected future contributions to the Company, and whether accepting such resignation will cause the Company to fail to be in compliance with any applicable law, rule, regulation or governing document. The policy provides that the Board shall act to accept or reject such offer of resignation within 120 days following certification of the shareholder vote at the shareholder meeting at which the election of directors was held. In making its decision, the Board may consider the factors considered by the Governance & EHS Committee and such additional information and factors the Board deems relevant.

Board Oversight of Risk

The Board recognizes that Washington Gas is exposed to certain financial, operational and strategic risks that can affect our earnings and our ability to provide value to our shareholders and service to our customers. The Board has delegated certain risk oversight responsibilities to its Audit Committee. In accordance with its charter, the Audit Committee periodically reviews and discusses our risk management and risk assessment policies with senior management. The Audit Committee incorporates its risk assessment function into its regular reports to the Board. The Audit Committee is directly responsible for overseeing our risk assessment and risk management policies.

At the direction of the Audit Committee and in consultation with the full Board and executive management, the Company created a Risk Management Committee. The Risk Management Committee is comprised of senior members of management, and is chaired by the Executive Vice President and Chief Financial Officer of the Company. The Risk Management Committee is responsible for ensuring that the Company is managing its principal enterprise-wide risks. The Risk Management Committee does this by utilizing an enterprise risk management (“ERM”) framework which is based on the Company’s risk management policy. The ERM framework involves the application of a well-defined, enterprise-wide methodology that enables our executives to identify, categorize, prioritize, and mitigate the principal risks to the Company such as: business continuity, compliance, credit, environmental, information technology, strategic, financial, operational and reputational risks. In addition to known risks, the ERM process focuses on emerging risks as well as risks that are rare and difficult to predict, but which, if they were to occur, could have a significant impact on the Company. The findings of the ERM process are reported regularly to the Audit Committee by the Chairman of the Risk Management Committee or his designee. The Risk Management Committee periodically conducts a full review and update of its assessment of the risks facing the Company and presents the updated assessment to the Audit Committee for its review.

In fulfilling its risk oversight function, the Audit Committee also periodically, and as needed, discusses key risks with the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President of Strategy and Public Affairs, the Executive Vice President and Chief Administrative Officer, the Senior Vice President, General Counsel and Corporate Secretary, the Senior Vice President of Utility Operations, the Vice President-Non Utility Operations, Strategy & Business Development, the Company’s internal auditors, and the Company’s independent registered public accounting firm. The Board evaluated the risk assessment function as part of its Board evaluation process in 2017 and determined that the Company’s risk management structure (including its risk management policy and risk management committee), plus regular reports to the Board from management and Board committees, enable the Board to perform its risk oversight responsibilities in an appropriate and effective manner.

Additionally, each Board committee oversees risks within its area of responsibility and has principal responsibility for reviewing and discussing with management the risk exposures specified in their charters or identified from time to time by the committees themselves.

Management Development and Succession Planning

The Board is actively engaged in our talent management program. The Human Resources Committee oversees the process for succession planning for the Chief Executive Officer and senior management positions. The Board maintains an emergency succession plan as well as a long-term succession plan for the position of Chief Executive Officer. The Human Resources Committee holds a formal succession planning and talent review session annually which includes succession	planning for all senior management positions, and management presents an overview to the full Board. These talent review and succession planning discussions take into account desired leadership skills, key capabilities and experience in light of our current and evolving business and strategic direction. Directors also have exposure to leaders through Board presentations and discussions, as well as informal events and interactions with key talent throughout the year.

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Corporate Governance

Audit Committee

The current Audit Committee members are: Dale S. Rosenthal (Chair), Linda R. Gooden and Jack F. Stark. Members of the Audit Committee are independent under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE Listed Company Manual. The Board has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC. As provided in its charter, functions of the Audit Committee include:

•	the appointment, compensation and oversight of independent public accounting firm;
•	reviewing with management and the independent public accounting firm the financial statements and the accompanying report of the independent public accounting firm; and

•	reviewing the system of internal controls and the adequacy of the internal audit program.

The Audit Committee also is directly responsible for overseeing the Company’s risk assessment and risk management policies. The report of the Audit Committee, which appears later in this information statement, and the Audit Committee charter provide a further description of the responsibilities of this committee.

Governance & Environment, Health and Safety Committee

The Governance & EHS Committee members are: James W. Dyke, Jr. (Chairman), John E. Lowe and Jack F. Stark. Messrs. Dyke and Stark are each independent under the rules of the NYSE Listed Company Manual. As provided in its charter, functions of the Governance & EHS Committee include consideration of criteria for selection of candidates for election to the Board and committees of the Board and adoption of	policies and principles concerning Board service and corporate governance. This committee also considers criteria for oversight and evaluation of the Board and management and the adoption of a code of conduct. In 2018, the committee was also given oversight responsibility regarding matters of environment, health and safety.

Human Resources Committee

General. The current HR Committee members are: Linda R. Gooden (Chair) and James W. Dyke, Jr. Ms. Gooden and Mr. Dyke are each independent under the rules of the NYSE Listed Company Manual. The HR Committee discharges the Board’s responsibilities relating to compensation of our executive officers.

As provided in its charter, primary functions of the HR Committee include setting corporate goals and objectives relevant to compensation of the CEO, evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. The HR Committee also recommends compensation levels, sets performance targets and evaluates the performance of our other executive officers and recommends any incentive and equity-based compensation to be awarded to those officers. The HR Committee also considers succession planning for the Company’s leadership positions.

Under its charter, the HR Committee may delegate authority to act upon specific matters, within specified parameters, to a subcommittee consisting of one or more members or to management. Any such delegates are required to report any action to the full HR Committee at its next meeting. Please see the discussion under the Compensation Discussion and Analysis (“CD&A”) section for information relating to processes and procedures for the consideration and determination of executive compensation.

Governance. The HR Committee focuses on good governance practices in its operation. In FY 2017, this included, among other practices:

•	reviewing tally sheets prepared by its independent adviser regarding the CEO, Chief Financial Officer and the next three most highly compensated officers (the “Named Executive Officers”). Tally sheets identify the material elements of such executives’ compensation, show the cumulative impact of prior grants of long-term incentive awards, and quantify severance and other payouts to which the executive would be entitled under various employment termination scenarios. The HR Committee concluded, based on the tally sheets, that cumulative pay was reasonable and suggested that no changes be made to our pay philosophy;

•	considering compensation for the executive officers listed in compensation tables of this information statement in the context of all of the components of total compensation, and ensuring the implementation of the Company’s total compensation philosophy;

•	receiving meeting materials several days in advance of meetings;

•	conducting regular executive sessions of HR Committee members; and

•	maintaining direct access to an independent executive compensation adviser.

Compensation Adviser. The HR Committee has the sole authority to retain and terminate any compensation adviser engaged to assist the HR Committee in the evaluation of the compensation of our executive officers and directors. During FY 2017, the HR Committee’s retained adviser was a partner at Meridian Compensation Partners, LLC (“Meridian” or the “adviser”). Meridian is an independent firm that provides only executive and director compensation advisory services. The HR Committee’s adviser attended four of the five HR Committee meetings held during FY 2017.

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Corporate Governance

The adviser provided data and information to the HR Committee but did not make recommendations with respect to specific levels of compensation. Services provided by Meridian to the HR Committee for FY 2017 included:

•	development of market data in line with the Company’s compensation philosophy (as discussed in the CD&A);

•	pay and performance comparisons;

•	tally sheets;

•	update of the compensation risk review;

•	legislative, regulatory, and market trend updates;

•	peer program design information; and

•	review of the CD&A and other proxy disclosures.

Adviser Independence. The HR Committee concluded that its compensation adviser had no conflicts of interest during FY 2017. In reaching this conclusion, the HR Committee considered all relevant factors, including the six independence factors relating to committee advisers that are specified in Rule 10C-1 under the

Securities Exchange Act of 1934, as amended (“Exchange Act”), and the NYSE’s listing standards. These factors are:

•	the provision of other services to the Company by the adviser’s employer;

•	the amount of fees received from the Company by the adviser’s employer as a percentage of the total revenue of the adviser’s employer;

•	the policies and procedures of the adviser’s employer that are designed to prevent conflicts of interest;

•	any business or personal relationship of the adviser with a member of the HR Committee;

•	any stock of the Company owned by the adviser; and

•	any business or personal relationship of the adviser or the adviser’s employer with an executive officer of the Company.

In addition, the HR Committee retains the individual adviser as well as the adviser’s firm, and the adviser reports directly to the HR Committee.

HR Committee Interlocks and Insider Participation

During FY 2017, no current or former member of the HR Committee was an officer or employee of Washington Gas. No former or current member of the Board or the HR Committee has served, at any time since October 1, 2016, as an executive officer	of any entity that at such time had one or more of Washington Gas’ executive officers serving as a member of that entity’s board of directors or compensation committee.

Director Independence and Retirement Age

The Board has determined that each of Messrs. Stark and Dyke and Mses. Gooden and Rosenthal is independent pursuant to the guidelines set forth by the NYSE. In determining independence, the Board considered the specific criteria for independence as set forth in the NYSE Listed Company Manual and also the facts and circumstances of any other relationships of individual directors with the Company or its affiliates.	The Board has a policy under which directors who are not employees of the Company may not stand for re-election after reaching the age of 75. Also, under this policy, directors who are employees of the Company must retire from the Board upon their retirement from the Company. This policy can be changed at any time by an action of the Board.

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

Our policies and procedures for the review, approval or ratification of related person transactions are set forth in our Related Person Transactions Policy. In summary, a related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director, executive officer, nominee for director, beneficial owner of more than 5% of our common stock, or any member of the immediate family of such person) has or will have a direct or indirect material interest.

The Governance & EHS Committee is responsible for reviewing and approving all material transactions with any related person. This obligation is set forth in the Governance & EHS Committee charter.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also distribute questionnaires to directors, executive officers and others within the Company to identify related party transactions for purposes of meeting accounting and disclosure requirements under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 850. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. Our code of conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify their supervisor or the Company’s Chief Compliance Officer.

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Corporate Governance

We expect our directors, officers and employees to act and make decisions that are in the Company’s best interests and we encourage them to avoid situations that present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any	action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner. In addition, we are prohibited from extending personal loans to, or guaranteeing the personal obligations of, any director or officer.

No Material Related Person Transactions During FY 2017
There were no material related person transactions during FY 2017 and no transactions were considered or reviewed for	approval in connection with our Related Person Transactions Policy.

Communications with the Board

Shareholders and all other interested parties may send communications regarding financial accounting, internal accounting controls, auditing, code of conduct or other	concerns to non-management Board members by using the toll-free number established for such purposes, which is 1-800-249-5360.

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Director Compensation

DIRECTOR COMPENSATION

Cash compensation for non-employee directors’ service on the Boards of WGL Holdings and Washington Gas during FY 2017 consisted primarily of an annual retainer. Non-employee directors also received an annual equity award of WGL Holdings common	stock under the WGL Holdings Directors’ Stock Compensation Plan, as amended (the “Directors’ Stock Plan”). Management directors do not receive compensation for their service as directors.

Director Annual Retainer and Meeting Fees

Non-employee directors receive an annual cash retainer (paid quarterly), which is paid by Washington Gas. Directors were offered the opportunity to receive all or a portion of their cash compensation (including annual retainer and additional fees described below) on a deferred basis under the WGL Holdings and Washington Gas Deferred Compensation Plan for Outside Directors, which is described below under the heading “Director Deferred Compensation Plan.”

Every other year, the Board evaluates the competitiveness of the Company’s outside director compensation program relative to peer companies. Based on this evaluation, beginning in FY 2015, the Board increased the annual cash retainer fee and eliminated meeting fee payments until after the tenth Board meeting.

The table below presents the FY 2017 cash compensation arrangements for non-employee directors of the Company.

CASH COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS IN FY 2017

	Washington Gas	WGL Holdings
Description of fees paid to non-employee Directors(1)	Dollar Amount	Dollar Amount
Annual cash retainer (paid on a quarterly basis)	$90,000	$—
Meeting fees(2):
On days when both Boards meet	$1,000	$500
On days when both committees meet	$1,000	$500
On days when only one Board meets	$1,200	$1,200
On days when only one committee meets	$1,200	$1,200
Each day a director attends a director education program	$1,000	$500
Annual retainer to committee chairmen:
HR Committee	$12,500	$—
Audit Committee	$15,000	$—
Governance Committee	$10,000	$—
Lead Director annual retainer(3)	$20,000	$—

(1)	During FY 2017, the same individuals served on both the WGL Holdings and Washington Gas Boards. Thus, the allocation represented in the table above is based on approximate time required for Board responsibilities for each company during FY 2017 (1/3 WGL Holdings; 2/3 Washington Gas).

(2)	Paid after the tenth Board meeting of the calendar year. In calendar year 2017, there were 11 Board meetings, so each director received $1,500 in meeting fees additional to his or her annual retainer.

(3)	In accordance with our Corporate Governance Guidelines, prior to the Merger, the Chairman of the Governance Committee simultaneously served as Lead Director for the Board. The compensation for the Lead Director was separate from and in addition to the compensation for the Chairman of the Governance Committee even though these positions were simultaneously held by the same person.

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Director Compensation

Directors’ Stock Plan

Prior to the Merger, pursuant to the terms of the Directors’ Stock Plan, shares of WGL Holdings common stock were awarded to each non-employee director annually. The amount of WGL Holdings common stock awarded to each non-employee director for 2017 was equal to $94,968.60 in value. The Directors’ Stock Plan was administered by the HR Committee but has been terminated following the Merger. Employee directors were not eligible to participate in this plan. The shares of common stock awarded under the plan were immediately vested and non-forfeitable. Beginning in FY 2017, Directors were offered the opportunity to receive all or a portion of their annual equity retainer on a deferred basis under the WGL Holdings and Washington Gas Deferred Compensation Plan for Outside Directors, which is described below under the heading “Director Deferred Compensation Plan.”

The table below presents information regarding the total compensation paid to non-employee directors serving on the Board during FY 2017.

COMPENSATION PAID TO DIRECTORS IN FY 2017

			Change in Pension
			Value and
			Non-qualified
			Deferred
	Fees Earned		Compensation
	or Paid in Cash	Stock Awards(1)	Earnings(2)	Total
Name (a)	($) (b)	($) (c)	($) (f)	($) (h)
Michael D. Barnes(3)	$114,000	$94,969	$—	$208,969
George P. Clancy, Jr.(3)	$105,750	$94,969	$88,482	$289,201
James W. Dyke, Jr.	$94,500	$94,969	$—	$189,469
Nancy C. Floyd(3)	$91,500	$94,969	$—	$186,469
Linda R. Gooden	$94,500	$94,969	$8,883	$198,352
James F. Lafond(3)	$108,375	$94,969	$115,173	$318,517
Debra L. Lee(3)	$91,500	$94,969	$—	$186,469
Dale S. Rosenthal	$91,500	$94,969	$10,686	$197,155

Columns (d) “Option Awards”, (e) “Non-Equity Incentive Plan Compensation” and (g) “All Other Compensation” have been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to directors during FY 2017.

(1)	On January 3, 2017, each of the non-employee directors received an award of 1,245 shares of WGL Holdings common stock in accordance with the terms of the Directors’ Stock Plan. The amounts reported for stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 was $76.28 per share. For a discussion of assumptions and methodologies used to calculate the amounts in column (c), see Note 11 (Stock-Based Compensation) to the WGL Holdings consolidated financial statements, included as part of the Company’s 2017 Annual Report on Form 10-K filed with the SEC on November 22, 2017.

(2)	Amounts in this column only reflect earnings on non-qualified deferred compensation. Mr. Barnes, who terminated his service on the Board on July 6, 2018 in connection with the Merger, is the only director that has any retirement benefits. As described below under “Director Retirement Plan,” Mr. Barnes’ retirement benefits were frozen and, therefore, there was no change in value.

(3)	Resigned from the Board on July 6, 2018 in connection with the Merger.

Non-Employee Director Compensation Decisions

Non-employee directors are compensated in accordance with the terms of our director compensation program. The director compensation program in effect through FY 2016 was determined based on a 2014 Meridian study of similar programs at peers. In 2016, Meridian compared the program of director pay to survey data. Based on that work, for FY 2017, based on the 2016 study, the Board increased the cash retainer to $90,000, increased the Governance Committee Chairman retainer to $10,000 per year, and increased the equity retainer to $95,000 per year.	The Board may take action at any time to amend the amount or type of compensation it receives. A director who is employed by the Company does not receive compensation for his or her role as a director. The executive officers of the Company have not had a role in determining or recommending the amount or form of compensation received by directors. Other than conducting the director pay review discussed above, Meridian has no role in determining the compensation of the Board.

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Director Compensation

Director Deferred Compensation Plan

Non-employee directors of the Company are eligible to defer up to 100% of their cash and, beginning in FY 2017, equity Board compensation under the WGL Holdings and Washington Gas Light Company Deferred Compensation Plan for Outside Directors, as amended and restated (the “Director Deferred Compensation Plan”). This includes the deferral of the payment of annual Board and committee cash retainers, Board and committee meeting fees, fees for attending director education programs and awards under the Directors Stock Plan. Deferrals are set at percentage increments of 10%. Interest is earned on deferred cash amounts, compounded quarterly.

The interest rate on cash amounts deferred on or after January 1, 2013 is equal to the weighted average interest rate of all of the outstanding debt of WGL Holdings and its subsidiaries, including Washington Gas, because, in any one year, the liability that WGL Holdings and the Company has to directors is a consolidation of fees deferred over a number of years by directors. Therefore, the funds displace other long-term borrowings that WGL Holdings and the Company would have otherwise utilized. The interest rate earned on compensation deferred after January 1, 2013 is determined on January 1 each year. The applicable interest rate for calendar year 2017 was 4.21%. The interest rate on amounts that were deferred prior to January 1, 2013 is equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year.

Stock awards that are deferred will receive notional dividends, which are deemed to be immediately reinvested in additional shares of WGL Holdings common stock, and are thus paid in stock.

Directors may elect to defer distribution of their compensation for a minimum period of one year following the end of the year in which compensation is deferred or until the director’s retirement from the Board. Deferred compensation may be distributed earlier than the time period specified by a director in the event of the director’s retirement, disability, death or upon the occurrence of a severe financial hardship. Directors may elect to receive payment of deferred amounts in a lump sum or, for cash awards only, in equal annual installments up to a ten-year period. Directors must elect the time and method of distribution at the same time they submit a deferral application. Payments commence within 30 days of the event that triggers payout.

The amount of early withdrawals or accelerated payments made in connection with a severe financial hardship is limited in accordance with applicable tax laws. The administrator of the Director Deferred Compensation Plan has the sole discretion to determine whether such an early withdrawal or accelerated payment in the event of a severe financial hardship will be permitted.

Director Retirement Plan

A retirement plan for non-employee directors of Washington Gas, which was originally adopted in 1995, was terminated by the board of directors of Washington Gas effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date. Of the directors serving during FY 2017 and current	directors, only Michael D. Barnes has vested benefits under this plan. These benefits will be paid out in a fixed amount of $10,200 per year to Mr. Barnes for a ten-year period, which commenced following his retirement from the Board in July 2018.

Donations to Civic Organizations and Charities

Washington Gas has a long-standing tradition of supporting charitable and civic organizations within the Washington, D.C. metropolitan area by contributing financial donations and	employee volunteer resources. None of these donations in FY 2017 were made in the name of a director of WGL Holdings or Washington Gas.

Board Stock Ownership Guidelines

Historically the Board had stock ownership guidelines pursuant to which each Board member was required to own shares of WGL Holdings having a value of at least five times the amount of his or her annual cash retainer (i.e., at least $450,000 during FY 2017). New directors had five years from the date of their election to the Board to acquire this level of ownership. Equity compensation	that is deferred pursuant to the Director Deferred Compensation Plan, including dividends that are deemed to be reinvested in shares thereunder, were counted towards a director’s stock ownership requirement. In connection with the Merger, the stock ownership guidelines were eliminated.

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Beneficial Ownership

BENEFICIAL OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

Ownership of Washington Gas Voting Equity Securities

As of July 17, 2018, Washington Gas had outstanding 46,479,536 shares of common stock, all of which were owned by Wrangler.

As of July 17, 2018, Washington Gas had outstanding the following shares of preferred stock:

•	150,000 shares of Serial Preferred Stock, $4.80 Series;

•	70,600 shares of Serial Preferred Stock, $4.25 Series; and

•	60,000 shares of Serial Preferred Stock, $5.00 Series.

To the knowledge of Washington Gas, based on the most recent publicly available information at the time of the preparation of this information statement, no person was the beneficial owner of more than five percent of the shares outstanding of any series of preferred stock.

As of July 17, 2018, no shares of common stock or preferred stock of Washington Gas were held by any director, nominee for election as a director, or executive officer of Washington Gas.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports of securities ownership and changes in such ownership with the SEC. Based on our records and	information, we believe that all persons required to file such forms have done so during FY 2017.

Executive Officers of Washington Gas

The names, ages and positions of the executive officers of the registrants at July 31, 2018 are listed below along with their business experience during the past five years. There is no family relationship among the officers.	Unless otherwise indicated, all officers have served continuously since the dates indicated, and all positions are executive officers listed with Washington Gas Light Company.

Date Elected or
Name, Age and Position with the Company	Appointed
Vincent L. Ammann, Jr., Age 58

Executive Vice President and Chief Financial Officer	July 6, 2018
Senior Vice President and Chief Financial Officer	October 1, 2013
Vice President and Chief Financial Officer	September 30, 2006

Adrian P. Chapman, Age 60

President and Chief Executive Officer	July 6, 2018
President and Chief Operating Officer	October 1, 2009

William R. Ford, Age 62

Vice President and Chief Accounting Officer	October 1, 2013
Controller	October 1, 2010

Marcellous P. Frye, Jr., Age 49

Vice President—Business Services and Public Policy	March 21, 2008

Luanne S. Gutermuth, Age 55

Executive Vice President and Chief Administrative Officer	July 6, 2018
Senior Vice President—Shared Services and Chief Human Resource Officer	October 1, 2014
Vice President—Human Resources and Organization Development	October 1, 2010

Mark A. Lowe, Age 54

Vice President—Gas Supply and Engineering	October 1, 2014
Division Head—Gas Supply	March 10, 2008

Richard H. Moore, Age 49

Vice President—Corporate Development	October 1, 2015
Division Head and Chief Operating Officer, Washington Gas Energy Services	May 25, 2014
Division Head—Strategy and Business Development	November 30, 2009

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Beneficial Ownership

Date Elected or
Name, Age and Position with the Company	Appointed
John D. O’Brien, Age 58(1)

Executive Vice President—Strategy and Public Affairs	July 6, 2018

Douglas A. Staebler, Age 57

Senior Vice President—Utility Operations	October 1, 2014
Vice President—Operations, Engineering, Construction and Safety	October 31, 2006

Leslie T. Thornton, Age 60

Senior Vice President, General Counsel and Corporate Secretary	October 1, 2014
Vice President and General Counsel	January 1, 2012
Counsel to the Chairman	November 28, 2011

Tracy L. Townsend, Age 51

Vice President—Construction, Compliance and Safety	October 1, 2014
Division Head—Safety, Compliance, Construction Operations Support and Technology	October 1, 2010

Douglas I. Bonawitz, Age 55

Vice President and Treasurer	July 5, 2017
Assistant Treasurer	October 1, 2016
Division Head, Investor Relations and Financial Analysis	January 12, 2011

(1)	Mr. O’Brien has had various roles within the AltaGas organization since joining in 2015, most recently as President and Chief Operating Officer of AltaGas Services (U.S.) Inc. (“ASUS”). He is currently also Executive Vice President, Government and Regulatory for ASUS and AltaGas Utility Holdings (U.S.) Inc., both of which are subsidiaries of AltaGas. Prior to this appointment, Mr. O’Brien was the President and Chief Operating Officer of AltaGas Services (U.S.) Inc. from April 2016 to July 2018, overseeing its operational and business development activities. Prior to AltaGas, Mr. O’Brien held management positions in Government Relations and Regulatory Affairs within the energy industry, including most recently in the position of Executive Vice President, Public Policy and External Affairs with Energy Future Holdings (Energy Future Holdings filed for bankruptcy in 2014).

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Compensation Discussion And Analysis

Compensation Discussion And Analysis2

This Compensation Discussion and Analysis (“CD&A”) provides information about the principles underlying our executive compensation programs and the key executive compensation decisions that were made for FY 2017, including the most important factors relevant to those decisions. This CD&A is	intended to provide additional context and background for the compensation earned by and awarded to the following officers, whom we refer to as the Named Executive Officers, for FY 2017, as reported in the Summary Compensation Table that follows this discussion:

Name	Title
Terry D. McCallister	Chairman of the Board and Chief Executive Officer
Vincent L. Ammann, Jr.	Senior Vice President and Chief Financial Officer
Adrian P. Chapman	President and Chief Operating Officer
Luanne S. Gutermuth	Senior Vice President, Shared Services and Chief Human Resource Officer
Leslie T. Thornton	Senior Vice President, General Counsel and Corporate Secretary

The Named Executive Officers of Washington Gas during FY 2017 held corresponding positions at WGL Holdings, and the HR Committee of Washington Gas had the same composition as the HR Committee of WGL Holdings. Decisions of the HR Committee relating to the compensation of the Named Executive Officers are made on the basis of the Named Executive Officers’ contributions	to, and the performance of, WGL Holdings and its consolidated subsidiaries including Washington Gas. Accordingly, this CD&A is written from the perspective of WGL Holdings. References in this Compensation Discussion and Analysis to “WGL”, “we,” “us” and “our” are to WGL Holdings and its consolidated subsidiaries, unless specifically indicated otherwise.

Program Highlights

Our executive compensation program is market-based, performance-oriented and reasonable, as evidenced by the following:

•	Our pay philosophy is conservative.

	o	During FY 2017, we had no employment contracts with executives and no guaranteed pay other than base salary and retirement benefits thereon.

	o	Our program is targeted at the size-adjusted 50th percentile of the utilities marketplace. Use of a utilities market rather than general industry results in lower market benchmarks.

	o	The HR Committee’s consultant size-adjusts the market data to be appropriate based on our revenues relative to the total compensation peer group. The market capitalizations of peers do not impact the market data we develop for use in pay decisions.

	o	Executive perquisites are few and have low value.

•	Our actual pay opportunities are moderate and are aligned with our utility peers.

	o	Our FY 2017 target total compensation opportunities for Named Executive Officers were targeted to the 50th percentile of the utilities market.

	o	We take retirement benefits into account when comparing target total compensation to the size-adjusted 50th percentile. That is, if retirement benefits are above-market, we reduce long-term incentive opportunities to offset them.
•	Our short-term incentive (“STI”) program has had moderate actual payouts and is regarded favorably by our regulators.

	o	The plan pays a maximum of 150% of target.

	o	The factor that relates to WGL’s performance, which we refer to as the Corporate Factor, was 120% of target for FY 2017 and has averaged 126.7% of target for the past three fiscal years.

	o	Our design, which uses 13 performance measures, achieves favorable regulatory treatment due to its focus on the delivery of safe, reliable and reasonably priced natural gas service to customers. We believe that favorable regulatory treatment reflects the fact that our plan adds value for all of our stakeholders, including shareholders.

•	Our long-term incentive (“LTI”) plan is entirely performance-based.

	o	Our performance share and performance unit payouts for our most recently completed performance periods depend on how our 3-year total shareholder return (“TSR”) compares to that of utilities deemed most like us. The measure is intended to reflect the success of our business strategy and our ability to execute it. Beginning with the FY 2016 LTI grant, one half of performance shares and one half of performance units are tied to TSR.

	o	The remainder of the LTI program, which was broadened in FY 2016, uses two metrics: 1) how our 3-year

(2)	This Compensation Discussion & Analysis was filed as part of the Company’s Annual Report on Form 10-K filed with the SEC on November 22, 2017 and has not been updated to reflect events occurring following September 30, 2017, including the consummation of the Merger.

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Compensation Discussion And Analysis

consolidated return on equity compares to the weighted average return on equity authorized by our three regulatory commissions–this measure is intended to reward the achievement of 3-year consolidated operating earnings, including for our non-utility operations, that meets or exceeds the earnings opportunity in our utility operations and 2) whether our operating earnings per share exceed our dividends per share.
o	The value to our employees of vesting performance shares increases or decreases in direct proportion to the appreciation or depreciation of our shares over the performance period.

o	We have not granted solely time-based restricted stock since 1996 or stock options since 2006.

Response to Shareholder Advisory Vote on Executive Compensation

Each year at the Washington Gas and WGL annual meetings, shareholders have the opportunity to cast an advisory vote to approve our executive compensation program (a “say-on-pay” vote). Our HR Committee considers the outcome of the shareholder advisory vote when making decisions relating to the compensation of our Named Executive Officers and our executive compensation program design, structure and policies. At our 2016 and 2017 annual meetings, the favorable voting results on our executive compensation program were 96.7% and 97.4%, respectively, suggesting strong shareholder support for the philosophy, design and structure of our executive compensation program. The Committee will continue to consider the results of the shareholders’ advisory votes on executive compensation when making decisions about our executive compensation program.

FY 2017 in Review

WGL and its subsidiaries, including Washington Gas, achieved significant financial, business and operational successes in FY 2017, as set forth below.

FY 2017 Financial and Operating Highlights

•	WGL reported net income applicable to common stock of $192.6 million for FY 2017, compared to $167.6 million for FY 2016. Operating earnings* per share increased by $0.03 per share from $3.08 in FY 2016 to $3.11 in FY 2017, an increase of 1%.

•	WGL established a new stock intra-day trading high of $86.89 on August 2, 2017.

•	WGL increased its annual dividend by 9 cents, an increase of 4.6%, to $2.04 per share. This marks the 41st consecutive year that WGL has increased the dividend on its common stock.

•	Washington Gas added more than 12,400 new customer meters within its service territory, which we believe demonstrates WGL’s successful marketing and sales efforts.

•	WGL Energy Systems added 76 megawatts of owned solar generating capacity and generated 290,000 megawatt hours of clean electricity in fiscal 2017. The unit had a total generating capacity of 221 megawatts in service at the end of the fiscal year.

•	WGL Midstream increased its ownership interest in Mountain Valley Pipeline by acquiring all of Vega Energy’s 3% interest in the joint venture. WGL Midstream now owns a 10% interest in Mountain Valley Pipeline.

•	The Central Penn and Mountain Valley pipelines are on schedule for their in-service dates, with each pipeline receiving key regulatory approvals in fiscal 2017.

•	Company employees and their families volunteered over 11,500 hours of their time to a variety of community service projects in the Washington, D.C. metropolitan area.

•	WGL released its first Corporate Sustainability Report, demonstrating an ongoing dedication to innovation in energy efficiency, community improvement and the implementation of sustainable business practices. The inaugural Corporate Sustainability Report used the Global Reporting Initiative GRI-4 framework.

•	WGL set aggressive new sustainability targets for 2025; that our fleet and facilities will be carbon neutral by that date and that we will further reduce methane emissions (measured from a 2008 baseline) for every unit of natural gas delivered to 38% (from the 2008 baseline). WGL also set a new target to help our customers save energy equivalent to 18 million metric tons of carbon emissions between 2015 and 2025.

* Operating earnings is a financial measure that is not calculated and presented in accordance with generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to a GAAP measure of performance. See Appendix A of this information statement for a reconciliation to the nearest comparable measure presented in accordance with GAAP. In providing our expectations for per share non-GAAP operating earnings growth, we note that there will likely be differences between our future reported GAAP earnings growth and our non-GAAP operating earnings growth due to matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives and changes in the measured value of our trading inventory for our midstream operating segment. Non-GAAP adjustments can change significantly and are subject to swings from period to period and, as a result, WGL management is not able to reasonably estimate the aggregate impact of these items to derive GAAP earnings growth expectations and therefore is not able to provide a corresponding GAAP equivalent for its non-GAAP operating earnings growth expectations.

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Compensation Discussion And Analysis

What We Pay and Why: Elements of Compensation

We have three main elements of direct compensation: base salary, annual incentive and long-term equity compensation. The majority of direct compensation for our Named Executive Officers is performance-based and not guaranteed. We also provide	various retirement and benefit programs and modest business-related perquisites. The dashboard below provides a snapshot and describes why we provide each element.

COMPENSATION DASHBOARD
TOTAL DIRECT COMPENSATION(1)

(1)	Chart depicts the relative percentages of each element of direct compensation for the Named Executive Officer as a group on a weighted basis. The relative percentages of each element of direct compensation will vary for each Named Executive Officer.

OTHER ELEMENTS OF COMPENSATION

WELFARE BENEFITS	PERQUISITES	RETIREMENT PROGRAMS

• Provide a safety net to protect against financial catastrophes that can result from illness, disability or death.

• Includes medical, dental, disability, life insurance and severance plans.

• Named Executive Officers generally participate in the same benefit plans as the broader employee population.

• We believe the benefit that WGL receives from providing perquisites significantly outweighs the cost of providing them.

• Additional detail and the business rationale for each perquisite are described on page 34.

• Provide for basic retirement needs and serve as an additional means to attract and retain employees.

• Include pension plans, retirement savings plans and deferred compensation plans.

• For additional details, see “Retirement Benefits” beginning on page 33.

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Compensation Discussion And Analysis

Objectives of Executive Compensation Program

Our executive compensation program is intended to achieve the following fundamental objectives:

•	attract and retain qualified executives;

•	focus executives’ attention on specific strategic and operating objectives of WGL and its subsidiaries, including Washington Gas;

•	align executives’ interests with the long-term interests of WGL’s shareholders; and

•	align management’s interests with the customers of Washington Gas by rewarding the provision of a safe and reliable gas delivery to customers at a reasonable cost, and align management’s interests with the customers of WGL’s non-utility entities and the communities in which we operate.

To accomplish these objectives, the HR Committee provides the Named Executive Officers competitive total compensation opportunities based on the size-adjusted 50th percentile of the range of compensation paid by similar utility industry companies for positions of similar responsibility. Actual pay reflects WGL’s short and long-term performance and each individual’s performance.

Elements of Executive Compensation Program

Each element of the executive compensation program is structured to help achieve one or more of the compensation objectives described above. Decisions with respect to one element of pay generally do not impact other elements of pay, with the exception that above-market retirement benefits reduce LTI opportunities so that total target compensation remains near market compensation.	There is no pre-established policy or target for the allocation between cash and non-cash compensation or between short-term and long-term compensation. Rather, the HR Committee uses market data and its business judgment to determine the appropriate level and mix of incentive compensation.

Analysis

Key Analytic Tools

The HR Committee uses specific analytic tools and business judgment to form recommendations and decisions regarding executive compensation matters. To facilitate the HR Committee’s decision-making process for FY 2017, the HR Committee’s independent executive compensation adviser, a partner at Meridian Compensation Partners, LLC (“Meridian” or the “adviser”), prepared an executive compensation market study, compensation tally sheets for each executive, pay and performance comparisons, an incentives risk evaluation and information on executive compensation trends. These materials were delivered to the HR Committee members in advance of HR Committee meetings and were the subject of discussion between HR Committee members and the adviser.

In addition, the HR Committee received and considered comprehensive reports from management on corporate and individual executive performance. Corporate performance was discussed with the HR Committee at the time that our financial results for FY 2017 were being released to the public. The HR Committee considered our corporate performance as measured by our reported financial results for FY 2017 and by the corporate scorecard for FY 2017.

Prior to the beginning of the fiscal year, the HR Committee approved specific weightings for each corporate scorecard goal as a means to evaluate corporate performance. There were 13 items on the corporate scorecard for FY 2017. Details regarding the targets and results for our corporate scorecard are reported elsewhere in this CD&A.

Individual performance of our Named Executive Officers is measured each year by the HR Committee and our management. Several specific individual performance factors, described elsewhere in this information statement, were considered by the HR Committee. The HR Committee members also have direct knowledge of the performance of several of the executives through regular and special reports by these executives to the Board and Board committees. Our Chairman and CEO discusses the performance of our other executives in detail with the HR Committee.

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Compensation Discussion And Analysis

Human Resources Committee Decisions

The HR Committee sets the compensation for the Chief Executive Officer and makes compensation recommendations to the full Board for the other Named Executive Officers and certain other	senior executives. The following describes the basis on which the HR Committee made decisions and recommendations for FY 2017.

Market Data and Total Compensation Peer Groups

Our philosophy is to provide pay opportunities for each component of pay and for total compensation at the size-adjusted 50th percentile of the utilities market. During FY 2016, in support of compensation decisions for FY 2017, the adviser collected and analyzed comprehensive market data on base salary, short and long-term incentives, and the sum of those components. The adviser separately analyzed the market competitiveness of our executive retirement benefits and the prevalence of perquisites.

To develop market information for our executive officers, including the Named Executive Officers, the adviser determined compensation opportunities for comparable positions at comparable companies of comparable revenue size, using statistical techniques to adjust the market data to be appropriate for our particular revenue size. The adviser used all relevant available data for comparable positions in the total compensation peer group. The relative market capitalizations of WGL and our peers do not impact the development of the market benchmarks, given that the adviser uses regression analysis based on revenues to size-adjust the data. The elements of pay were benchmarked both individually and in total to the same peer companies.

The total compensation peer group used in the market study that supported our FY 2017 pay decisions is shown below. The list is subject to change each year depending on the availability of the companies’ data through the Aon Hewitt Total Compensation Measurement database (used by the adviser for FY 2017), and the continued appropriateness of the companies. All companies were chosen because they are utility companies in a size range reasonably near WGL.

The total compensation peer group is not the same as the long-term incentive peer group described on page 30. The total compensation peer group is intended to benchmark the market compensation for executives in comparable positions and is constrained by the availability of data in the compensation database used. In contrast, the long-term incentive peer group is selected to benchmark share performance as measured by TSR for comparable investment opportunities and is not constrained by database participation.

FY 2017 TOTAL COMPENSATION PEER GROUP

AGL Resources Inc.	NiSource Inc.	Pinnacle West Capital Corporation
ALLETE, Inc.	MGE Energy, Inc.	PNM Resources, Inc.
Alliant Energy Corporation	New Jersey Resources Corporation	SCANA Corporation
Ameren Corporation	Northwest Natural Gas Company	South Jersey Industries, Inc.
Atmos Energy Corporation	Northwestern Corporation	Southwest Gas Corporation
Black Hills Corporation	OGE Energy Corporation	Spire Inc. (formerly Laclede Group Inc.)
Cleco Corporation	Pepco Holdings, Inc	WEC Energy Group
Chesapeake Utilities Corporation	One Gas, Inc.	Vectren Corporation
Eversource Energy	Piedmont Natural Gas Company, Inc.

A few companies that are larger than WGL are included in the total compensation peer group in order to ensure a sufficient data sample. As noted above, we size-adjusted the results to be appropriate to WGL’s revenues size.	As illustrated in the chart below, a 50th percentile “line of best fit” was drawn through the data, and the compensation level on the line that corresponded to our revenues size was treated as the “market” for purposes of setting compensation.

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Compensation Discussion And Analysis

ILLUSTRATIVE REGRESSION ANALYSIS: CEO TARGET TOTAL CASH COMPENSATION FOR FY 2017

The graph below exhibits the determination of the size-adjusted 50th percentile, or “market,” total cash compensation (corresponding to base salary plus target STI compensation)	for the Chief Executive Officer position for FY 2017 compensation based on compensation data from the total compensation peer group:

Market Percentile for Target Pay and Pay Changes for FY 2017

Target pay levels of the Named Executive Officers and our other executive officers in FY 2017 and in prior years were set at a level approximately equal to the size-adjusted 50th percentile of the utility market for officers of similar experience and responsibility. The HR Committee utilized comprehensive executive compensation data provided by its adviser to determine these market levels, which were then used to establish compensation levels for all of our officers. This approach places base salaries at overall market rates for base pay, and creates the opportunity for each officer to achieve, exceed or fall short of total target compensation through incentive pay. This continuing practice is designed to provide an incentive to achieve higher levels of performance by the officers. We believe this practice also aligns the interests of the officers of WGL and Washington Gas with the interests of shareholders, customers and the communities in which our businesses operate.

The market data demonstrated a higher level of base pay and incentive opportunities for the Chairman and CEO position as compared to other executive officers. Therefore, the HR Committee granted Mr. McCallister higher levels of target pay than other officers.

Mr. McCallister, our Chairman and CEO during FY 2017, made specific recommendations for FY 2017 salary adjustments for all officers except himself, considering the data provided by the HR Committee’s adviser on industry compensation levels, the scope of each Named Executive Officer’s role, and the Named Executive Officer’s sustained individual performance, results and time in position. These recommendations were presented to the

HR Committee for discussion and recommendation to the Board at the September 27, 2016 HR Committee meeting and were effective October 1, 2016.

The HR Committee met with its adviser in executive session at that meeting to consider Mr. McCallister’s base salary and target incentives for FY 2017, which it has sole authority to approve. In September 2016, the HR Committee increased Mr. McCallister’s base salary by 1.8%.

FY 2017 target pay opportunities for all executive officers were established based on considerations of market data and internal pay equity — that is, the relationship between target award opportunities of the Named Executive Officers and those of other officers at the same level in WGL. For all Named Executive Officers, above-market retirement benefits served to decrease the LTI grants made, in order to be at or below market for all compensation elements.

The base salary that was paid to each Named Executive Officer for FY 2017 is the amount reported for such officer in column (c) of the Summary Compensation Table that appears later in this information statement. STI target opportunities and the target payout for performance units under the LTI program are reflected in column (d) of the Grants of Plan-Based Awards Table that appears later in this information statement, and target payouts for performance shares under the LTI program (denominated in the number of shares to be issued) are reflected in column (g) of the Grants of Plan-Based Awards Table.

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Compensation Discussion And Analysis

Short-Term Incentive Compensation

Purpose of Short-Term Incentives

The STI program is designed to reward the level of performance of officers of WGL and its subsidiaries, including Washington Gas.	We choose to pay it to encourage higher annual corporate and individual performance.

Short-Term Incentive Awards

The FY 2017 STI program set target percentages of base salary that could be earned for the achievement of corporate and individual performance goals. Payouts could be higher or lower	than target depending on FY 2017 corporate and individual performance, ranging from 0% to 150% of target per the scale below.

Item	Corporate	Individual	Total
Weighting	75%	25%	100%
Corporate or Individual Factor, as applicable	maximum 1.5	maximum 1.5	0
Individual Factor applied again to the corporate portion	maximum 1.0	0	0
Maximum payout as % of target	112.5%	37.5%	150%

The amounts listed in columns (c), (d) and (e) of the “Grants of Plan-Based Awards” table in this information statement show the potential range of STI cash awards for FY 2017 for each Named Executive Officer.	At its September 27, 2016 meeting, the HR Committee set FY 2017 target STI award opportunities for each Named Executive Officer at or near the size-adjusted 50th percentile of the market data provided by the HR Committee’s adviser. It also approved FY 2017 performance goals and targets that governed payout under the plan.

FY 2017 Corporate Performance

The corporate performance goals making up our FY 2017 corporate scorecard recognize that shareholders in a regulated utility achieve their investing objectives when customers are well-served through reliable, efficient operations. WGL’s FY 2017 performance goals included multiple metrics in eight corporate performance categories related to: rewarding investors, safe delivery, customer value, performance improvement, supplier diversity, sustainability, employer of choice and reliable supply.	As noted above, for FY 2017, the HR Committee approved a formulaic calculation for the Corporate Factor, involving the assignment of specific weightings for each corporate scorecard goal. Under this methodology, each scorecard goal is assigned a specific percentage weighting, which collectively total 100%. An indicative corporate factor is then determined as follows (using straight line interpolation between the values indicated):

Percent Met or Exceeded (by weighting)	Indicative Corporate Factor
At least 95%	1.5
70%	1.0
50%	0.6
Less than 50%	—

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Compensation Discussion And Analysis

In most cases, the indicative corporate factor will be the Corporate Factor. However, the HR Committee retains discretion to reduce the Corporate Factor (including to set the Corporate Factor at zero) as it deems appropriate. The HR Committee might exercise this negative discretion, for example, if WGL’s financial performance for the fiscal year was significantly below expectations or if WGL’s performance was otherwise substantially below expectations in a way that was not adequately reflected by the application of this methodology.

At the time that the FY 2016 scorecard results were calculated, WGL was credited with having achieved its non-utility earnings goal for the year on the basis of non-GAAP operating earnings. However, during FY 2017, WGL recast its FY 2016 non-GAAP operating earnings, which would have resulted in WGL not achieving its non-utility earnings scorecard goal for FY 2016. Thus, for individuals who received STI awards for FY 2016, the HR Committee recommended, and the Board approved, a reduction in the indicated 2017 STI awards for such individuals (including the Named Executive Officers) in an amount equal to the portion of each individual’s 2016 STI award that was associated with the achievement of the non-utility adjusted EBIT target for 2016 (approximately $281,000 in the aggregate for the Named Executive Officers).

The corporate scorecard goals measure the results of short-term activities that drive the long-term strategic objectives of WGL. The performance targets are intended to challenge WGL and its executive officers to achieve significant accomplishments in each of these areas. Set forth below are the FY 2017 performance goals and a brief discussion of the relationship between each goal and shareholder interests.

Reward Investors. This category includes a goal for utility return on equity (“ROE”) and a goal for non-utility earnings. Our utility ROE performance goal measures the ability of our natural gas utility business to earn the weighted average ROE allowed by our three regulatory commissions in the District of Columbia, Maryland and Virginia. Non-utility earnings is a measure of the ability of WGL to deliver earnings against our goals through non-utility activities.

Safe Delivery. This category includes an Employee Work Safety goal and a System Safety/Pipeline Integrity goal. The safe delivery of natural gas is fundamental to our business, is an essential foundation for sustainable success, and reflects our safety culture. Low employee injury rates reduce our costs due to injury (medical, worker’s compensation and costs associated with backfilling vacancies) and increases our employees’ availability for work. In addition, lower injury levels improve overall health and well-being, bolstering employee morale and retention. Our focus on system safety and pipeline integrity measures enables us to maximize the return on our system investments by limiting costly emergency repairs and remediation, ensuring the system’s ability to serve existing customers reliably and meet the demands of meter growth, achieving favorable regulatory treatment, limiting liability and helping to ensure that investments in our pipeline, such as investments in our accelerated pipe replacement programs, are eligible for regulatory cost recovery.

Customer Value. This category includes a customer satisfaction goal, a utility customer revenue growth goal and a service level achievement of key contracts goal. Customer satisfaction, based on surveys of customers who have interacted with us during the year, is a key measure of our success in delivering core services to our customers, and is critical to achieving positive regulatory treatment and growing our customer base. Our utility customer revenue growth goal focuses management on one of the principal drivers of revenue opportunity for our natural gas utility business. Our service level achievement of key contracts measures service provider performance against established metrics and reflects WGL’s management of those providers.

O&M per Customer. This metric measures the level of our operation and maintenance cost (“O&M”) per customer. Managing our O&M per customer helps to ensure the efficiency of our operations as we maintain and grow the number of active customer meters.

Supplier Diversity. We have set significant goals to increase our spending with diverse-owned businesses. By supporting expanded opportunities for minority and woman-owned businesses, we increase competition and vendor options in the marketplace, which benefits WGL and the communities that we serve. These goals are consistent with commitments we have made to our regulators and demonstrate our continued commitment to promoting diversity.

Sustainability. This metric tracks our pipeline replacement spending, our focus on LEED Gold certifications for our Northwest Station and Tyson’s offices, the reduction in our fleet emissions and creating a culture and corporate processes that support their achievement. We believe this goal demonstrates our commitment to being a leading provider of clean energy solutions to our customers and reinforces our WGL Energy Answers brand position.

Employer of Choice. This category includes an employee engagement goal and a community involvement goal. We believe a high level of employee engagement improves employee performance, morale and retention, which lead to higher levels of customer satisfaction and, ultimately, to financial success. Our community involvement goal helps to ensure that our employees are connected to the communities they serve and improves customer relationships and loyalty.

Reliable Supply. The percentage of our customers who experience no unplanned interruptions in service is a key performance metric for our utility operations. Low outage levels are fundamental to our business, and are essential to high customer satisfaction, favorable regulatory treatment and our ability to grow and create new revenue opportunities.

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Compensation Discussion And Analysis

CORPORATE SCORECARD RESULTS IN FY 2017

The table below sets forth WGL’s performance against our performance goals, and indicates the relative weightings used to determine the Corporate Factor for FY 2017.

	Corporate Goals	FY 2017 Target	FY 2017 Results	Met or Exceeded?	Weighting
1.	Reward Investors(1)
	Utility ROE	Greater than or equal to the allowed utility ROE of 9.46%	9.48%	Yes	10%
	Non-Utility Earnings	Greater than or equal to 100% of targeted non-utility earnings	92.0%	No	10%
2.	Safe Delivery
	Employee Work Safety	Less than or equal to a DART(2) rate of 0.90	1.30	No	10%
	System Safety/Pipeline Integrity	Greater than or equal to 100%	107.2%	Yes	10%
3.	Customer Value
	Customer Satisfaction	Greater than or equal to 84%	85.3%	Yes	10%
	Utility Customer Revenue Growth	Greater than or equal to $10.0 million	$10.01 million	Yes	6.25%
	Service Level Achievement of Key Contracts	Greater than or equal to 90%	94.1%	Yes	6.25%
4.	O & M Per Customer	Less than or equal $287	$285	Yes	6.25%
5.	Supplier Diversity	Greater than or equal to 25%	25.7%	Yes	6.25%
6.	Sustainability	Greater than or equal to 90%	96.3%	Yes	6.25%
7.	Employer of Choice
	Employee engagement	Favorable score of at least 72% (the national norm) on Organizational Effectiveness survey	82.0%	Yes	6.25%
	Community involvement	Greater than or equal to 11,500 hours of community service by WGL employees and family	12,552	Yes	6.25%
8.	Reliable Supply
	System Reliability	Percentage of customers who experience no unplanned service interruptions of at least 99.7%	99.71%	Yes	6.25%
	Goals Met or Exceeded			11 out of 13	80.00%
(1)	Utility ROE is calculated by dividing net income of our utility segment, adjusted for after-tax non-GAAP adjustments, by the average common equity for the fiscal year, also adjusted for after-tax non-GAAP adjustments. Non-utility earnings is equal to the adjusted EBIT of our non-utility operating segments, which is defined as net income before interest and taxes, less amounts attributable to non-controlling interest, adjusted for non-GAAP adjustments. For a discussion of our non-GAAP adjustments, see Appendix A.

(2)	“DART” refers to Days Away/Restricted or Job Transfer.

For FY 2017, 11 of 13 scorecard goal targets, constituting 80.00% by weighting, were met or exceeded, resulting in an indicative corporate factor of 1.2.

Based on these results, on November 14, 2017, Mr. McCallister recommended, and the HR Committee approved, a Corporate Factor of 1.2 for FY 2017. As mentioned above, for individuals who received STI awards for FY 2016, the HR Committee recommended, and the Board approved, a reduction in the indicated 2017 STI awards for such individuals (including the Named Executive Officers) in an amount equal to the portion of each individual’s 2016 STI award that was associated with the achievement of the non-utility adjusted EBIT target for 2016 (approximately $281,000 in the aggregate for the Named Executive Officers).

FY 2017 Individual Performance

Named Executive Officers had individual goals for FY 2017 which encompassed:

•	their contributions to meeting established corporate and departmental goals;
•	managing resources within established departmental budgets; and

•	effectiveness in areas of leadership, planning and teamwork.

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Compensation Discussion And Analysis

After a comprehensive performance appraisal of each Named Executive Officer and a review of their individual achievements, contributions to the corporate scorecard results and personal effectiveness in leading their respective areas of responsibility, Mr. McCallister recommended an Individual Factor specific to each Named Executive Officer except for himself. The HR Committee discussed and approved the Individual Factors recommended by the CEO for these Named Executive Officers.

In executive session, the HR Committee developed an Individual Factor of 1.5 for Mr. McCallister. The other Named Executive Officers received the following Individual Factors: Chapman: 1.3, Ammann: 1.4, Gutermuth: 1.5, and Thornton: 1.1.

Mr. McCallister’s Individual Factor reflects the achievement of 11 of 13 goals on the corporate scorecard, including the achievement of our utility financial targets, investments in system safety and pipeline integrity, meeting system reliability goals, high employee engagement scores and outstanding community involvement, excellent results in diversity spending, investment in pipeline, facilities, and auto emissions reduction, positive performance on contract service level achievements, and improved customer satisfaction. His individual factor also reflects our continued execution of our 7% to 10% operating earnings per share growth plan and the achievement of an effective control environment. This factor reflects significant business developments including the successful launch of our Project VISION customer information system, the growth of our distributed generation business through tax equity partnerships and FERC approval for both the Central Penn and Mountain Valley pipelines, with the Central Penn pipeline beginning construction. Under Mr. McCallister’s leadership, WGL continued to strengthen its leadership team through WGL’s reorganized business development function. Mr. McCallister also oversaw the development of a stronger risk management program during FY 2017. In addition, Mr. McCallister continued to demonstrate industry and community leadership, including serving as the Chair of each of the Greater Washington Board of Trade and the Gas Technology Institute, and an active member of the Boards of the American Gas Association and other civic organizations. With respect to corporate performance, Mr. McCallister led WGL in achieving the other accomplishments listed under the heading “FY 2017 Financial and Operating Highlights” section of this CD&A. Finally, in addition to his exceptional leadership of WGL’s on-going business, Mr. McCallister did so while providing outstanding leadership during the Merger including, but not limited to, his direct involvement and guidance in state and regulatory filings, witness preparation and testimony in both depositions and state regulatory commissions hearings.

FY 2017 Target Opportunities

Target FY 2017 STI award opportunities were determined primarily by considering the market compensation data discussed above, and secondarily by considering internal pay equity. The amounts listed in columns (c), (d) and (e) of the Grants of Plan-Based Awards	Table following this CD&A represent the potential range of STI awards for FY 2017 and are based on a percentage of each Named Executive Officer’s base salary at October 1, 2016, as follows:

FY 2017 SHORT-TERM INCENTIVE TARGET OPPORTUNITY

Named Executive Officer	Target Short-Term Incentive Compensation as Percent of Base Salary
McCallister	90%
Ammann	60%
Chapman	75%
Gutermuth	60%
Thornton	55%

For tax purposes, the HR Committee set a limitation on FY 2017 STI payouts for Messrs. McCallister and Chapman of 0.79% and 0.43% of FY 2017 net income, respectively. The HR Committee then used negative discretion as provided under Section 162(m) of the Internal Revenue Code to arrive at actual, lower FY 2017 payouts based on our performance for the year.

The amounts of STI awards relating to FY 2017 were paid in December 2017 and are set forth under column (g) of the Summary Compensation Table in this information statement entitled Non-Equity Incentive Plan Compensation. The amounts of such STI awards for the Named Executive Officers range from 102.8% to 115.3% of target.

Clawback Policy — Forfeiture and Recoupment of Short-Term Incentives

We have a Forfeiture and Recoupment Policy to recoup short-term incentive awards paid to certain officers of WGL and its subsidiaries, including the Named Executive Officers, under certain circumstances. Pursuant to this policy, the Board, upon the recommendation of the HR Committee, may direct that all or a portion of any STI payout made to these officers be recovered if such payout was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

The HR Committee will determine whether such recovery will be effectuated by: (i) seeking repayment from the officer, (ii) reducing the amount that would otherwise be payable to the officer under

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	27

Compensation Discussion And Analysis

any compensatory plan, program or arrangement maintained by WGL, (iii) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with WGL’s otherwise applicable compensation practices, or (iv) any combination of the foregoing.	In each instance in which the potential for recovery of STI exists, WGL will not seek recovery after a period of 24 months following the first public issuance or filing with the SEC (whichever occurs first) of a financial report containing the materially inaccurate statement or reporting the achievement of the performance metric that is later deemed to have been materially inaccurate.

Long-Term Incentive Compensation

Purpose of Long-Term Incentive Awards

The LTI program is designed to reward our senior executives for our performance for shareholders, as measured by (i) performance of an investment in our common stock relative to comparable investments in other utilities, (ii) the extent to which our consolidated business, including our non-utility businesses, earns a return that equals or exceeds the utility’s earnings opportunity and (iii) achieving earnings sufficient to cover our dividends. For FY 2017, we granted performance shares and performance units in a 50%-50% ratio. We choose to provide long-term incentive opportunities to achieve the following goals:

Align executives’ interests with shareholder interests. One-half of the performance shares and performance units granted in FY 2017 are dependent on WGL common stock performance — including stock price appreciation and dividends — compared to peer companies. The remaining performance units granted in FY 2017 will vest on the basis of our return on equity compared to the weighted average return on equity authorized by Washington Gas’ three commissions, and the remaining performance shares depend on our achieving earnings per share that exceed the amount of dividends per share declared on our common stock during the performance period.

In addition, the value of performance share awards rise and fall in value with the price of our common stock during the performance period. In addition, their value will, on average, rise based on the amount of dividends we pay, as performance shares will be deemed to earn dividends (to the extent that the performance shares ultimately vest), with the amount of such dividends being paid in cash.

Match market practice. Our plan design for FY 2017 is typical of the plan designs of the regulated utility companies in our total compensation peer group.

Promote common stock ownership. Payout of earned performance share awards is made in common stock.

Encourage retention. Vesting provisions in the performance share and performance unit programs provide an incentive for executives to stay with us and to focus on the long-term interests of WGL, its shareholders and customers.

Award Size Determinations

The target values of the LTI awards for Named Executive Officers issued at the beginning of FY 2017 (for the FY 2017-2019 performance period) were determined by the HR Committee based on the size-adjusted 50th percentile of the market data for total target compensation provided by its adviser, taking into consideration the aggregate amount of base salary, STI awards and the value of retirement benefits, and considering internal pay equity. To arrive at the actual award size for performance	shares and performance units, we divided the executive officer’s target value applicable to performance shares and performance units (for each, 50% of the total LTI award) by the value of one performance share or performance unit, as appropriate, on the date of grant. The value of a performance share was equal to the closing price of a share of common stock of WGL on the last day of the prior fiscal year ($62.70 for FY 2017 grants) and the value of a performance unit was $1.

Performance Share and Performance Unit Awards

Performance share awards are denominated and are paid out in shares of WGL common stock. Performance unit awards are denominated in dollars and are paid out in cash.

Performance shares and performance units granted in FY 2017 will be paid out at the end of the performance period if certain long-term performance criteria are achieved and the Named Executive Officer remains an employee. In the event of the Named Executive Officer’s retirement during the performance period, awards will be prorated based on the number of months worked in the performance period. If the Named Executive Officer leaves WGL before the performance period has ended for any other reason, he or she will forfeit any payouts for the performance period. Upon death or disability, however, the HR Committee has discretion to prorate awards based on the number of months worked in the performance period.

TSR Performance Shares and Performance Units. The measure of performance for one-half of the value of LTI grants for FY 2017 (split evenly between performance shares and performance units) is TSR relative to the long-term incentive peer group for the performance period. TSR is calculated as follows:

Total Shareholder Return =	Change in stock price + dividend paid
Beginning stock price

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Compensation Discussion And Analysis

Return on Equity (ROE) Performance Units. One-quarter of the value of LTI grants for FY 2017 was issued in the form of performance units for which the measure of performance is our return on equity (ROE) ratio. ROE ratio is calculated as follows:

ROE Ratio =	Average consolidated non-GAAP ROE
Weighted average utility authorized ROE

Average consolidated non-GAAP ROE is the average of actual consolidated non-GAAP ROE for the three fiscal years in the performance period. Consolidated non-GAAP ROE for each fiscal year is calculated as non-GAAP operating earnings divided by average non-GAAP equity. Average non-GAAP equity for any fiscal year is equal to the average of common equity at the end of that year and at the end of the prior year, in each case, as adjusted for after-tax non-GAAP adjustments. The weighted average utility authorized ROE is the weighted average ROE allowed by Washington Gas’ three regulatory commissions in the District of Columbia, Maryland and Virginia.

Dividend Coverage Performance Shares. One-quarter of the value of LTI grants for FY 2017 was issued in the form of performance shares for which the measure of performance is whether our non-GAAP operating earnings per share on a diluted basis for the performance period exceed dividends per share of common stock declared during the period. Non-GAAP operating earnings per share is equal to non-GAAP operating earnings divided by the weighted average number of shares of common stock outstanding during the performance period.

Performance shares and performance units were and are our only form of long-term incentive award; no grants are made containing time-based vesting.

TSR Performance Shares and Units

Performance/Payout Relationship

The table below shows the performance and payout scale for TSR performance share and performance unit grants made to the Named Executive Officers on October 1, 2016.

Performance in TSR vs. Peers	Payout of Performance Shares or Performance Units (% of Target Awarded)
90th percentile+	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Less than 25th percentile	—%

Generally, the percentile rank will not fall directly on one of the ranks listed in the left column. When this occurs, performance is interpolated between the percentiles listed in the columns on a straight-line basis.	In order to smooth end-of-period volatility, WGL’s relative cumulative TSR is calculated at the end of each fiscal quarter of the third year of the performance period. The hypothetical payouts from these four TSR calculations are averaged to determine the final payout amount.

Long-Term Incentive Peer Group Selection

The HR Committee chose companies to include in the long-term incentive peer group based on the following criteria:

•	Classification as an energy related company under the Standard Industrialization Classification codes;

•	Public equity ownership and headquarters in the United States;

•	Annual net revenues greater than $175 million;

•	At least 70% of assets related to U.S. natural gas distribution;

•	No significant exploration and production or electric generation assets;

•	No significant energy trading operations;

•	An investment grade credit rating by Standard & Poor’s and Moody’s; and

•	No announced merger plans.

Companies that meet most, but not all, of the above criteria were considered and included in the long-term incentive peer group if deemed to be comparable based on other market indicators.

The long-term incentive peer group is not the same as the total compensation peer group discussed on page 22. The total compensation peer group is intended to benchmark market compensation for executives in comparable positions and is constrained by the availability of data in the compensation database used. In contrast, the long-term incentive peer group is selected to benchmark share performance as measured by TSR for comparable investment opportunities and is not constrained by database participation.

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Compensation Discussion And Analysis

Long-Term Incentive Peer Groups

The payout of TSR performance shares and performance units, which constitute 50% of the LTI grants in FY 2017 and FY 2016 and 100% of the LTI grants made in FY 2015, will be based on our TSR performance during the FY 2017-2019, FY 2016-2018 and FY 2015-2017 performance periods, respectively, compared to our long-term incentive peer groups for each grant year.	The chart below reflects the peer companies that were included in the long-term incentive peer groups for the performance periods indicated, as approved by the HR Committee. The FY 2017-2019 peer companies listed below were approved at the HR Committee’s September 27, 2016 meeting based on the criteria described under the heading, “Long-Term Incentive Peer Group Selection.”

LONG-TERM INCENTIVE PEER GROUP COMPANIES FOR FY 2015, FY 2016 AND FY 2017 GRANTS

Long-Term Incentive		Performance Period
Peer Group Companies	FY 2015-2017	FY 2016-2018	FY 2017-2019
AGL Resources Inc.	•	•
Atmos Energy Corp.	•	•	•
Avista Corporation			•
Black Hills Corp			•
CenterPoint Energy Inc.	•	•	•
Chesapeake Utilities Corp.	•	•	•
Consolidated Edison, Inc.	•	•	•
Eversource Energy (formerly Northeast Utilities)	•	•	•
Integrys Energy Group, Inc.	•
MGE Energy Inc.	•	•	•
New Jersey Resources	•	•	•
NiSource Inc.			•
Northwest Natural Gas Co.	•	•	•
Northwestern Corp.	•	•	•
One Gas Inc.		•	•
Pepco Holdings, Inc.	•
Piedmont Natural Gas Co.	•	•
South Jersey Industries	•	•	•
Southwest Gas Corp.	•	•	•
Spire Inc. (formerly Laclede Group Inc.)	•	•	•
TECO Energy		•
UIL Holdings Corp.	•	•
Unitil Corporation			•
Vectren Corporation	•	•	•
WEC Energy Group			•

30 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Compensation Discussion And Analysis

Return on Equity Performance Units – Performance/Payout Relationship

The table below shows the performance and payout scale for ROE performance unit grants made to the Named Executive Officers on October 1, 2016.

ROE Ratio	Payout of Performance Units (% of Target Awarded)
120% or greater	200%
110%	150%
100%	100%
90%	50%
Less than 90%	—%

Generally, the percentile rank will not fall directly on one of the ranks listed in the left column. When this occurs, performance is	interpolated between the percentages listed in the columns on a straight-line basis.

Dividend Coverage Performance Shares – Performance/Payout Relationship

Dividend coverage performance share grants made to the Named Executive Officers on each of October 1, 2015 and 2016 will pay out at 100% of target if our non-GAAP operating earnings per share on a diluted basis for the performance period exceed	dividends per share of common stock declared during the period; otherwise the dividend coverage performance shares will pay out at 0%.

Realized Long-Term Incentive Payouts

Compensation granted to the Named Executive Officers and reported in the “stock awards” column of the Summary Compensation Table on page 38 represents a long-term incentive for future performance, not current cash compensation. This LTI payout will not actually be received by the Named Executive Officers for three years, may not pay out at the target level shown, and remains at risk of not being earned or of being forfeited due to termination of employment. While the amounts shown in the “stock awards” column of the Summary Compensation	Table reflect the grant date fair value of equity awards received by a Named Executive Officer, they do not reflect how WGL’s performance over the three-year vesting period will impact the actual payout. The individual may be compensated considerably more or less based on WGL’s TSR compared to the long-term incentive peer group and, for LTI grants made in FY 2016 or later, WGL’s ROE ratio and WGL’s operating earnings per share compared to dividends declared.

Historical Long-Term Incentive Payouts

Performance share and performance unit grants made in FY 2015 vested and were paid out in October 2017 based on our TSR performance during the FY 2015-2017 performance period compared to our long-term incentive peer group. WGL’s TSR	percentile rankings among our long-term incentive peer group through the end of the last four fiscal quarters of the performance period, and the respective hypothetical payout percentages, were as follows:

LTI PERFORMANCE AND PAYOUT CALCULATION FOR FY 2015-2017 PERFORMANCE PERIOD

Period Oct. 1, 2014 through:	TSR Percentile Among Peer Group	Hypothetical Payout Percentage (Percentage of Target)
December 31, 2016	100.00%	200.00%
March 31, 2017	100.00%	200.00%
June 30, 2017	100.00%	200.00%
September 30, 2017	93.33%	200.00%

This performance translated into a payout percentage for performance share and performance unit grants at 200.00% of target.

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Compensation Discussion And Analysis

The tables below outline the aggregate realized LTI earned payouts for the performance periods ended September 30 of	each of the last six fiscal years in contrast to the target long-term award values for the same periods. The tables illustrate the pay for performance nature of our long-term incentive program.

LTI PAYOUTS COMPARED TO AGGREGATE TARGET AWARD VALUE FOR YEARS ENDED SEPTEMBER 30, 2012 – 2017

	Actual TSR Performance		Payout % of Target
LTI vested 9/30/12	22nd Percentile		0.0%
LTI vested 9/30/13	34th Percentile		61.0%
LTI vested 9/30/14	24th Percentile		0.0%
LTI vested 9/30/15	76th Percentile		166.2%
LTI vested 9/30/16	78th Percentile	(1)	170.9%
LTI vested 9/30/17	98th Percentile	(1)	200.0%

(1)	Average of percentile rankings from the beginning of the performance period through the last day of each of the four fiscal quarters in the last year of the performance period.

	McCallister		Ammann		Chapman		Gutermuth(1)		Thornton(1)
LTI Vesting Date	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)	Target Award Value(2)	Total Value Delivered(3)
9/30/2012	$1,087,012	$–	$450,000	$–	$525,974	$–	$–	$–	$–	$–
9/30/2013	$1,372,728	$891,994	$473,376	$307,618	$640,910	$416,460	$–	$–	$–	$–
9/30/2014	$1,706,480	$–	$540,025	$–	$898,348	$–	$–	$–	$315,121	$–
9/30/2015	$1,770,038	$3,578,394	$559,796	$1,131,741	$944,020	$1,908,469	$–	$–	$373,092	$754,271
9/30/2016	$1,801,783	$3,799,850	$572,729	$1,207,865	$963,964	$2,032,939	$270,269	$569,965	$393,804	$724,897
9/30/2017	$1,859,675	$5,577,266	$593,227	$1,779,109	$994,811	$2,983,468	$416,561	$1,249,294	$416,561	$1,249,294
TOTAL	$9,597,716	$13,847,504	$3,189,153	$4,426,333	$4,968,027	$7,341,336	$686,830	$1,819,259	$1,498,578	$2,728,462

(1)	Ms. Gutermuth was not a named executive officer prior to FY 2016. Ms. Thornton joined WGL in 2011 and, consequently, did not have any long-term incentive awards that were scheduled to vest before September 30, 2014.
(2)	Target award value represents the sum of the target value of performance shares and the target value of performance units vested on the applicable date. The target value of performance units is $1 per performance unit, and the target value of performance shares is the closing stock price of WGL common stock on the day preceding the date of grant (which is the last trading day of the fiscal year preceding the date of grant), in each case, times the target number of performance units or performance shares granted. Target award values are not the same as the grant date fair values of the equity awards (calculated in accordance with FASB ASC Topic 718), which are reflected in the Summary Compensation Table on page 38 (for grants made at the beginning of FY 2017, FY 2016 and FY 2015). Equity awards reflected above were granted at the beginning of the fiscal years ended September 30, 2010, 2011, 2012, 2013, 2014 and 2015.
(3)	Realized LTI payout (or “total value delivered”) means the cash value of earned performance units and the share value of earned performance shares on the date of vesting.

FY 2017 Bonus Award

In order to recognize the exceptional efforts and performance related to work on the Merger during FY 2017, the HR Committee recommended, and the Board approved, a cash bonus award to employees eligible to receive an STI award in 2017 in an amount not to exceed $1 million in the aggregate for all eligible	employees. In making this award, the Board took into account that the significant efforts related to the Merger were not reflected in the corporate scorecard metrics established prior to the beginning of FY 17 because the Merger was not contemplated at such time and Merger talks had not begun.

FY 2018 LTI Grants

In light of the Merger that was pending at the time, grants made on October 1, 2017 were in the following form:

•	25% Dividend Coverage Shares

•	25% ROE Ratio Shares

•	50% ROE Ratio Units

This mix preserves the performance-based nature of the program and its economic value, while recognizing that TSR between grant date and Merger close date is not an important measure of performance.

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Compensation Discussion And Analysis

Retirement Benefits

Retirement benefits are designed to reward continued service. We choose to offer them to provide post-employment security to our employees and because they are an essential part of a total compensation package that is competitive with those offered by other companies, particularly other gas and electric utilities.

We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. Retirement benefit programs applicable to the Named Executive Officers are:

•	tax-qualified employee benefit plans that are available to our employees, including the Washington Gas Light Company Savings Plan (which we refer to, together with the Washington Gas Light Company Capital Appreciation Plan/ Union Employees’ Savings Plan, as the “401(k) Plans”), and the Washington Gas Light Company Employees’ Pension Plan (the “Pension Plan”);

•	the defined benefit Washington Gas Light Company Supplemental Executive Retirement Plan (“DB SERP”);

•	the Washington Gas Light Company Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”);

•	the Washington Gas Light Company Defined Contribution Restoration Plan (the “Defined Contribution Restoration Plan” or “DC Restoration Plan”); and

•	the Washington Gas Light Company Defined Benefit Restoration Plan (the “Defined Benefit Restoration Plan” or “DB Restoration Plan”).

The 401(k) Plans are tax-qualified retirement plans in which the Named Executive Officers participate on the same terms as our other participating employees.

The Pension Plan is a tax-qualified, non-contributory pension plan covering active employees (including certain executive officers) and vested former employees of Washington Gas and certain affiliates hired before July 1, 2009. Effective July 1, 2009, the Pension Plan was closed to new management employee entrants. Each of the Named Executive Officers, except for Ms. Thornton, participates in the Pension Plan.

The DB SERP is a defined benefit plan that allows accrual of a higher benefit than the qualified plan, but vests this benefit more slowly. This plan was intended to allow us to: (i) attract mid-career executive hires by replacing foregone pension benefits at former employers, and (ii) be competitive with pensions provided to executives at peer companies, aiding in the retention of our executive officers. The DB SERP was closed to new participants on December 31, 2009.

On December 18, 2009, the DC SERP was adopted. Employees hired or promoted after December 31, 2009 are eligible to participate in the DC SERP. Employees who were executives on December 31, 2009 had the option either to remain in the DB SERP or to join the DC SERP. Closing the DB SERP to new participants and creating the DC SERP enabled WGL to: (i) reduce its risk, (ii) provide greater predictability of its long-term financial obligations, and (iii) align executive compensation with prevailing market practices. On December 19, 2009, the Board also adopted the Defined Benefit Restoration Plan and the Defined Contribution Restoration Plan. The Defined Benefit Restoration Plan provides supplemental pension benefits to employees selected by the Board of Directors who are not participants in the DB SERP. The Defined Contribution Restoration Plan provides supplemental retirement benefits to employees who are not participants in the DB SERP and whose base salary exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code.

The benefits provided under the DC SERP were designed to be at the market median and competitive with those offered by other gas and electric utilities. Messrs. McCallister (prior to his retirement), Chapman and Ammann participate in the DB SERP. Ms. Gutermuth and Ms. Thornton participate in the DC SERP and DC Restoration, and Ms. Gutermuth also participates in the DB Restoration.

The DB SERP, DC SERP, DB Restoration and DC Restoration each include “clawback” provisions that require a participant to forfeit benefit payments under certain circumstances. Under this clawback provision, if a plan participant willfully performs any act or willfully fails to perform any act, and such act or such failure to act may result in material discredit or substantial detriment to the Company, then upon a majority vote of the Board, the participant (and his or her surviving spouse or other beneficiary) will forfeit any benefit payments owing on and after a date fixed by the Board. After this fixed date, the Company will have no further obligation under the plan to the participant, his or her spouse or any beneficiary. Also, under the clawback provision, if a participant has received a lump-sum benefit, the participant or the beneficiary would be required to return a proportionate share of that lump sum payment to Washington Gas.

See “Pension and Other Retirement Benefits” later in this information statement for a discussion of other aspects of the Pension Plan, the DB SERP, the DC SERP, the Defined Benefit Restoration Plan and the Defined Contribution Restoration Plan.

Severance/Change in Control Protections

Severance/change in control provisions are designed to reward executives for remaining employed with us during a time when their prospects for continued employment following a change in control transaction may be uncertain. We choose to provide severance/change in control protections so that executives will remain focused on shareholders’ and customers’ interests during	the change in control. This strategy serves to retain a stable executive team during the transition process. Such protections are also helpful in hiring executives from well-compensated positions in other companies and in retaining executives who may consider opportunities with other companies.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	33

Compensation Discussion And Analysis

Pursuant to the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (the “CIC Plan”), executive officers are entitled to limited severance benefits in the event of a change in control of WGL or Washington Gas. These benefits include a cash severance benefit equal to a pro-rata STI payment and two or three years’ worth of target-level compensation upon the occurrence of both a change in control and either: (i) an involuntary termination of employment or (ii) a voluntary termination with good reason (commonly referred to as a “double-trigger”).

Beginning with grants issued on October 1, 2015 (having performance periods from FY 2016-2018, from FY 2017-2019 and from FY 2018-2020), all LTI award grants reflect double-trigger vesting upon a change in control.

Because the Named Executive Officers do not have employment agreements that provide for fixed positions or duties, fixed base salaries or actual or target annual bonuses, we believe that a “good reason” termination severance trigger is appropriate to prevent potential acquirers from having an incentive to cause voluntary termination of a Named Executive Officer’s employment to avoid paying any severance benefits at all. The “good reason” termination severance trigger under the CIC Plan includes material demotions and material reductions in salary and annual bonus opportunities.

For executive officers that were first covered by the CIC Plan prior to January 1, 2011 (including all of the Named Executive Officers except for Ms. Thornton), the CIC Plan provides that, if a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code by 10% or more, reimbursement will be made for the full amount of any excise taxes (but not income taxes) imposed, and for all taxes due on the amount of that reimbursement. This provision is intended to preserve the level of change in control severance protections that we have determined to be appropriate. Pursuant to an amendment to the CIC Plan on November 12, 2015, however, the excise tax reimbursement provisions will expire on September 30, 2018 unless a change in control transaction has occurred or is then pending.

For information regarding the impact of the change in control due to the pending Merger, please see the section entitled “Interests of WGL’s Directors and Executive Officers in the Merger” in WGL’s definitive information statement filed with the SEC on March 31, 2017.

See “Potential Payments Upon Termination or Change in Control – Change in Control Severance Plan for Certain Executives” later in this information statement for a discussion of the other aspects of the CIC Plan.

Perquisites

Our limited perquisites are not designed to reward any particular performance or behavior. We choose to provide them to Named Executive Officers only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value.

We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive officer up to a pre-determined ceiling. We also pay the cost of certain other perquisites for executive officers, including parking at our offices, a vehicle allowance (or, in the case of our Chief Executive Officer during FY 2017, transportation to and from our offices), and an annual physical examination. The Named Executive Officers also have limited ability to obtain Company tickets to sporting and entertainment events for personal use, for which there is no incremental cost to WGL. Benefits available to the Named Executive Officers are noted in the footnotes to the Summary Compensation Table. The values of perquisites provided to each Named Executive Officer in FY 2017 are included as a component of the figure that is reported in Column (i) of the Summary Compensation Table in this information statement.

Timing of Compensation

We grant LTI awards effective each October 1, the first day of the fiscal year. Short-term incentive payouts are generally made in December following the end of the fiscal year. The HR Committee has the discretion to make awards at any time.

Following is a discussion of the timing of compensation decisions for FY 2017:

• Base salary changes for FY 2017 were determined at the September 27, 2016 HR Committee meeting and the September 27, 2016 Board meeting;
•	Short and long-term incentive goals for FY 2017 were set at the September 27, 2016 HR Committee meeting and the September 27, 2016 Board meeting;

•	Performance share and performance unit grants were approved at the September 27, 2016 HR Committee meeting for grants effective on October 1, 2016 using the common stock price on September 30, 2016; and

•	STI payments for FY 2017 were approved at the HR Committee meeting held on November 14, 2017 and the Board meeting held on November 15, 2017.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease FY 2017 compensation amounts. The	HR Committee’s primary focus was on achieving market-level compensation opportunities.

34 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Compensation Discussion And Analysis

Factors Considered in Decisions to Increase or Decrease Compensation Materially

As described above, market data, retention needs, performance and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities	materially. Corporate performance and individual performances are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

Mr. McCallister, our Chairman and CEO during FY 2017, recommended to the HR Committee the compensation opportunities for the other Named Executive Officers. Mr. McCallister was not involved in determining his own compensation. In determining STI payouts for FY 2017,	Mr. McCallister recommended a specific Individual Factor for each Named Executive Officer, except for himself. None of the other Named Executive Officers had any role in determining their executive compensation.

Policies Relating to Stock Ownership

Executive Officer Stock Ownership Guidelines

During FY 2017, our executive officers were subject to mandatory stock ownership guidelines. Under these requirements:

•	the CEO was required to hold 5x base salary in WGL Holdings common stock;

•	the President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and the Senior Vice President, General Counsel and Corporate Secretary were each required to hold 2x base salary in WGL common stock; and
•	all other executive officers were required to hold 1x base salary in WGL common stock.

Only actual stock ownership (including shares held directly or through retirement accounts) was counted towards this requirement; unvested performance shares granted pursuant to our LTI program were not counted. Executive officers were required to retain shares issued to them through the LTI program net of tax withholding until the applicable holding requirement described above was met.

Company Policy Regarding Insider Trading

Our code of conduct prohibits executive officers, directors and other individuals who may have access from time to time to material non-public information from engaging in purchases, sales or option transactions with respect to company common	stock or Washington Gas preferred stock while in possession of material non-public information or outside of certain trading window periods, except in accordance with trading plans that comply with Rule 10b5-1 under the Exchange Act.

Anti-Hedging and Pledging Policy

Effective November 1, 2012, the Company adopted an anti-hedging and pledging policy that prohibits all employees,	including executive officers, and members of the Board, from hedging or pledging WGL common stock.

Other Compensation Matters

For FY 2017, we did not have any written or unwritten employment agreements with any of the Named Executive Officers. Each Named Executive Officer was an employee at will. All elements of executive compensation are regularly	benchmarked against executive compensation of peer companies. Base salary, short-term incentive, and long-term incentive compensation are benchmarked annually.

Compensation Risk Evaluation

For FY 2017, Meridian conducted an update of a risk evaluation of WGL’s compensation policies and practices for all employees, including executives, which was initially conducted in 2011. Management reviewed the evaluation results with the HR Committee and Meridian. The goal of the evaluation was to identify any features of WGL’s compensation policies and practices that could encourage excessive risk-taking. The evaluation utilized a process that inventoried existing incentive plans and their salient features and examined design and administrative features of these plans to determine risk-aggravating or risk-mitigating factors.

In order to focus employees on performance objectives that promote the best interests of WGL and its shareholders, short-

term and long-term incentive-based compensation is linked to the achievement of measurable financial and business goals and, in the case of short-term incentives, individual performance goals. The risk evaluation conducted by Meridian found that these arrangements are coupled with compensation design elements and other controls that discourage business decision-making focused solely on compensation consequences, and thus mitigate risk.

Based on the results of the evaluation, we believe that our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	35

Compensation Discussion And Analysis

The following features of our executive incentive compensation program illustrate this point:

•	Our performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•	Our annual and long-term incentives provide a defined and capped range of payout opportunities;

•	Total direct compensation levels are heavily weighted towards long-term, equity-based incentive awards with vesting schedules that fully materialize over a number of years;
•	Equity incentive awards are granted annually so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term; and

•	We have implemented meaningful executive officer stock ownership requirements so that executive officer personal wealth is significantly tied to the long-term success of WGL.

Based on the above combination of program features, we believe that: (i) our executives are encouraged to manage WGL in a prudent manner, and (ii) our incentive programs are not designed in a manner to encourage our senior business leaders to take risks that are inconsistent with the best interests of WGL’s customers, shareholders and other stakeholders.

36 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Compensation of Executive Officers

COMPENSATION OF EXECUTIVE OFFICERS

The following tables and related footnotes and discussion present information about compensation for the Named Executive Officers. The “Summary Compensation Table” on page 38 quantifies the value of the different forms of compensation awarded to, earned by, or paid to Named Executive Officers in FY 2015, FY 2016 and FY 2017.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in FY 2017” table and the description of the material terms of the performance shares and performance units granted in FY 2017 that follows it provide information regarding the long-term equity incentives awarded to Named Executive Officers that are reported in the Summary Compensation Table. The “Outstanding Equity Awards at FY 2017 Year End” table and the “Stock Vested in FY 2017” section provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension and Other Retirement Benefits” and “Non-Qualified Deferred Compensation” tables and the related description of the material terms of the retirement plans describe each Named Executive Officer’s retirement benefits and deferred compensation to provide context to the amounts listed in the Summary Compensation Table.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	37

Compensation of Executive Officers

Summary Compensation Table for 2017

The following table presents information about compensation for the Named Executive Officers. It includes compensation awarded to, earned by or paid to the Named Executive Officers during FY 2015, FY 2016 and FY 2017. Each of the below-named individuals was also an executive officer of WGL Holdings.	The compensation shown in the following table was paid to the individual by Washington Gas.

Name and Principal Position(1) (a)	Fiscal Year (b)	Salary (c)	Bonus(2) (d)	Stock Awards(3) (e)	Non-Equity Incentive Compensation(4) ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($) (h)	All Other Compensation(6) ($) (i)	Total ($) (j)
Terry D. McCallister	2017	$864,000	$110,181	$2,182,762	$876,000	$982,032	$37,026	$5,052,001
Chairman of the Board and	2016	$849,000	$—	$2,161,740	$993,000	$2,271,170	$31,822	$6,306,732
Chief Executive Officer	2015	$824,000	$—	$1,962,032	$946,000	$558,472	$36,507	$4,327,011
Vincent L. Ammann, Jr.	2017	$470,000	$40,000	$656,840	$315,000	$688,096	$31,115	$2,201,051
Senior Vice President and	2016	$465,000	$—	$655,034	$329,000	$1,016,318	$30,513	$2,495,865
Chief Financial Officer	2015	$460,000	$—	$625,878	$329,000	$373,276	$29,874	$1,818,028
Adrian P. Chapman	2017	$561,000	$65,000	$1,085,482	$453,000	$378,650	$38,450	$2,581,582
President and Chief Operating	2016	$556,000	$—	$1,084,302	$542,000	$1,432,814	$39,331	$3,654,447
Officer	2015	$551,000	$—	$1,049,566	$548,000	$185,485	$36,611	$2,370,662
Luanne S. Gutermuth(7)	2017	$465,000	$35,000	$549,954	$322,000	$240,638	$95,710	$1,708,302
Senior Vice President, Shared	2016	$450,000	$—	$536,352	$290,000	$396,861	$83,187	$1,756,400
Services and Chief Human
Resource Officer
Leslie T. Thornton	2017	$395,000	$35,000	$467,187	$223,000	$—	$117,437	$1,237,624
Senior Vice President, General	2016	$390,000	$—	$464,855	$276,000	$—	$112,182	$1,243,037
Counsel and Corporate Secretary	2015	$380,000	$—	$439,489	$247,000	$—	$97,832	$1,164,321

(1)	The principal positions shown are as of September 30, 2017. Mr. McCallister retired from the Company in July 2018. Effective as of July 6, 2018, Mr. Ammann was appointed the Company’s Executive Vice President and Chief Financial Officer, Mr. Chapman was appointed the Company’s President and Chief Executive Officer and Ms. Gutermuth was appointed the Company’s Executive Vice President and Chief Administrative Officer. Please note that column (f) “Option Awards” has been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Executive Officers during FY 2017, FY 2016 or FY 2015.

(2)	Bonus consists of a cash bonus awarded by the Board to recognize exceptional performance related to work on the Merger during FY 2017.

(3)	Stock awards consist of performance shares and performance units. For a description of the vesting conditions of performance shares and performance units, see “Performance Shares and Performance Units” following the Grants of Plan-Based Awards in FY 2017 table. These amounts represent the aggregate grant date fair value of the performance share and performance unit awards computed in accordance with FASB ASC Topic 718. TSR-based awards made in FY 2015 included a dividend growth standard pursuant to which, if relative TSR falls below a certain threshold, a fractional payout will still be earned so long as dividend growth during the performance period exceeds 9%; the grant date fair value of the FY 2015 awards assumes that the dividend growth standard will be met. The amounts in column (e) include the sum of the values for performance shares and performance units. In FY 2017, the following Named Executive Officers were granted performance units having the following grant date fair values: Mr. McCallister - $1,091,340; Mr. Ammann - $328,443; Mr. Chapman - $542,737; Ms. Gutermuth - $274,942; and Ms. Thornton - $233,561. In FY 2016, the following Named Executive Officers were granted performance units having the following grant date fair values: Mr. McCallister - $1,080,874; Mr. Ammann - $327,488; Mr. Chapman - $542,183; Ms. Gutermuth - $268,166; and Ms. Thornton - $232,411. In FY 2015, the following Named Executive Officers were granted performance units having the following grant date fair values: Mr. McCallister - $980,975; Mr. Ammann - $312,932; Mr. Chapman - $524,774; and Ms. Thornton - $219,733. The aggregate grant date fair values of the awards in column (e), assuming that maximum payouts are achieved, are as follows: FY 2017: Mr. McCallister - $3,857,904; Mr. Ammann - $1,160,943; Mr. Chapman - $1,918,534; Ms. Gutermuth - $972,001; and Ms. Thornton - $825,714. FY 2016: Mr. McCallister - $3,824,691; Mr. Ammann - $1,158,916; Mr. Chapman - $1,918,433; Ms. Gutermuth - $948,944; and Ms. Thornton - $822,444. FY 2015: Mr. McCallister - $3,924,064; Mr. Ammann - $1,251,756; Mr. Chapman - $2,099,132; and Ms. Thornton - $878,978. For a discussion of the assumptions and methodologies used to calculate the amounts in column (e), see the discussion of performance shares and performance units contained in Note 11 (Stock-Based Compensation) to the WGL Consolidated Financial Statements, included elsewhere in this information statement. The actual amount ultimately realized by a Named Executive Officer from the disclosed awards listed under column (e) will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, and differences from the valuation assumptions used and the timing of applicable vesting. For information regarding the treatment of stock awards pursuant to the Merger, please refer to our definitive information statement on Schedule 14A filed with the SEC on March 31, 2017.

(4)	The amounts shown in column (g) constitute the short-term incentive payouts made to the Named Executive Officers as described in the CD&A. The FY 2017 short-term incentive payout amounts were paid in December 2017.

(5)	Column (h) reflects pension accruals for the officers, except for Ms. Thornton. Ms. Thornton is not a participant in the Pension Plan. There are no above market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value (measured at the respective fiscal year-end dates shown in the table) based on assumptions shown in the text following the “Pension and Other Retirement Benefits” table set forth later in information statement.

38 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Compensation of Executive Officers

(6)	The amounts in column (i) represent the values of perquisites and matching contributions under the 401(k) Plan and, with respect to Mses. Gutermuth and Thornton, the amount of company contributions under the DC SERP and the Defined Contribution Restoration Plan. The value of perquisites for FY 2017 is set forth in the “Perquisites” table below. The following Named Executive Officers received the following amounts as matching contributions under the 401(k) Plan during FY 2017: Mr. McCallister - $10,707; Mr. Ammann - $10,800; Mr. Chapman- $10,357; Ms. Gutermuth - $10,800; and Ms. Thornton - $10,800. The following Named Executive Officers received the following amounts as matching contributions under the 401(k) Plan during FY 2016: Mr. McCallister - $10,510; Mr. Ammann - $10,600; Mr. Chapman - $10,302; Ms. Gutermuth - $10,600; and Ms. Thornton - $10,600. The following Named Executive Officers received the following amounts as matching contributions under the 401(k) Plan during FY 2015: Mr. McCallister - $10,600; Mr. Ammann - $10,600; Mr. Chapman - $10,371; and Ms. Thornton - $10,523. The incremental cost to the company of Mr. McCallister’s transportation to and from our offices were $500 in 2017, $513 in 2016 and $220 in 2015. The company contributions to the DC SERP and the Defined Contribution Restoration Plan for Ms. Gutermuth were $61,328 for FY 2017 and $50,634 for FY 2016. The company contributions to the DC SERP, the Defined Contribution Restoration Plan and the enhanced benefit under the 401(k) Plan for Ms. Thornton were $87,201 in FY 2017, $82,708 in FY 2016 and $68,452 in FY 2015.

(7)	Ms. Gutermuth was not a named executive officer prior to FY 2016.

Perquisites
We have a program of income tax, estate and financial planning services for our executive officers. We pay the actual cost of these services provided to the executive up to a pre-determined ceiling depending on the level of the executive officer. The highest amount provided to any executive under the income tax, estate and financial planning program is $10,000 per year. We also pay the cost of certain other perquisites for executive officers, including: parking at our headquarters building, a vehicle allowance (or, in the case of our Chief Executive Officer during FY 2017, transportation to and from our offices), and an annual physical examination. The Named Executive Officers also have limited ability to obtain company tickets to sporting and entertainment events for personal use, for which there is no incremental cost to WGL.

The following table sets forth the incremental value of perquisites for the Named Executive Officers in FY 2017 included in the “All Other Compensation” column (i) of the Summary Compensation Table above.

FY 2017 INCREMENTAL COST OF PERQUISITES PROVIDED TO NAMED EXECUTIVE OFFICERS

Name and Principal Position	Tax and Financial Counseling ($)	Vehicle Allowance/ Transportation ($)	Parking ($)	Physical ($)	Insurance ($)	Tax Gross-up ($)	Total ($)
Terry D. McCallister	$5,500	$500	$7,260	$1,865	$8,228	$2,966	$26,319
Chairman of the Board and
Chief Executive Officer
Vincent L. Ammann, Jr.	$—	$8,400	$3,660	$1,866	$4,607	$1,782	$20,315
Senior Vice President and
Chief Financial Officer
Adrian P. Chapman	$1,905	$8,400	$7,260	$2,500	$6,095	$1,933	$28,093
President and Chief
Operating Officer
Luanne S. Gutermuth	$3,755	$8,400	$3,660	$2,500	$4,348	$919	$23,582
Senior Vice President,
Shared Services and Chief Human Resources Officer
Leslie T. Thornton	$—	$8,400	$4,020	$1,603	$3,953	$1,460	$19,436
Senior Vice President,
General Counsel and Corporate Secretary

The amount set forth under the “Vehicle Allowance/ Transportation” column for our Chief Executive Officer during FY 2017 represents incremental cost to WGL Holdings of the incidental non-business use of a vehicle and driver used primarily by the Chief Executive Officer for business purposes and represents the imputed cost of maintenance and fuel for the vehicle attributable to the non-business use. The above amounts set forth in the “Tax Gross-Up” column in the above table represent the amount of taxes paid by WGL on behalf of officers relating to life insurance coverage with benefits in excess of $50,000. We provide the executive officers (and all employees) life insurance equal to one times the employees’ salary. Under the Internal Revenue Code, the cost of the first $50,000 of life insurance paid by us is not taxable income to the employee. However, the premium we paid for insurance in excess of $50,000 is taxable income (imputed income) to the employee.

WGL “grosses up” the income of the Named Executive Officers for the taxes on this imputed income (i.e., we pay the taxes for the Named Executive Officers on this imputed income). The imputed income amount and the amount of the tax gross-up are both taxable income to the Named Executive Officer. The amounts under the column entitled, “Insurance” in the above table represent the premiums paid by WGL for the respective Named Executive Officer’s long-term care and imputed income for life insurance.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	39

Compensation of Executive Officers

Grants of Plan-Based Awards in FY 2017

The following Grants of Plan-Based Awards table sets forth information concerning the range of short-term incentive opportunities and opportunities under grants of performance	shares and performance units to our Named Executive Officers during FY 2017. The grants in the following table were made under the 2016 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name (a)	Grant Date (b)	Threshold(3) ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold Number of Shares of Stock(4) (#) (f)	Target Number of Shares of Stock (#) (g)	Maximum Number of Shares of Stock (#) (h)	Grant Date Fair Value of Stock(5) ($) (l)
Terry D. McCallister
Short-term Incentive	N/A	$272,160	$777,600	$1,166,400
Dividend Coverage Performance Shares	10/1/2016				8,096	8,096	8,096	507,619
TSR Performance Shares	10/1/2016				4,048	8,096	16,192	583,803
Return on Equity Performance Units	10/1/2016	$253,800	$507,600	$1,015,200				507,600
TSR Performance Units	10/1/2016	$253,800	$507,600	$1,015,200				583,740
Vincent L. Ammann, Jr.
Short-term Incentive	N/A	$98,700	$282,000	$423,000
Dividend Coverage Performance Shares	10/1/2016				2,436	2,436	2,436	157,737
TSR Performance Shares	10/1/2016				1,218	2,436	4,872	175,660
Return on Equity Performance Units	10/1/2016	$76,382	$152,764	$305,528				157,764
TSR Performance Units	10/1/2016	$76,382	$152,764	$305,528				175,679
Adrian P. Chapman
Short-term Incentive	N/A	$147,280	$420,800	$631,200
Dividend Coverage Performance Shares	10/1/2016				4,026	4,026	4,026	252,430
TSR Performance Shares	10/1/2016				2,013	4,026	8,052	290,315
Return on Equity Performance Units	10/1/2016	$126,218	$252,436	$504,872				252,436
TSR Performance Units	10/1/2016	$126,218	$252,436	$504,872				290,301
Luanne S. Gutermuth
Short-term Incentive	N/A	$97,650	$279,000	$418,500
Dividend Coverage Performance Shares	10/1/2016				2,040	2,040	2,040	127,908
TSR Performance Shares	10/1/2016				1,020	2,040	4,080	147,104
Return on Equity Performance Units	10/1/2016	$63,940	$127,880	$255,760				127,880
TSR Performance Units	10/1/2016	$63,940	$127,880	$255,760				147,062
Leslie T. Thornton
Short-term Incentive	N/A	$76,038	$217,250	$325,875
Dividend Coverage Performance Shares	10/1/2016				1,733	1,733	1,733	108,659
TSR Performance Shares	10/1/2016				867	1,733	3,466	124,967
Return on Equity Performance Units	10/1/2016	$54,317	$108,633	$217,266				108,633
TSR Performance Units	10/1/2016	$54,317	$108,633	$217,266				124,928

Note that columns: (i) “All Other Stock Awards,” (j) “All Other Option Awards: Number of Securities,” and (k) “Exercise Price of Option Awards,” have been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Executive Officers during FY 2017.

No consideration was paid by any of the Named Executive Officers for the awards listed in the “Grants of Plan-Based Awards” table.

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Compensation of Executive Officers

(1)	Amounts in these columns represent the threshold, target and maximum payouts under our short-term incentive program based on FY 2017 performance, and the threshold, target and maximum payouts under our performance unit program for the 36-month performance period from October 1, 2016 through September 30, 2019.

(2)	Amounts in these columns represent the threshold, target and maximum payouts under our performance share program for the 36-month performance period from October 1, 2016 through September 30, 2019.

(3)	Threshold payout for non-equity incentive awards (as it relates to performance units) reflect payout amounts if WGL’s TSR is at the 25th percentile of the long-term incentive peer group and the ROE Ratio achieved is 90%. Threshold payout for non-equity incentive awards (as it relates to short-term incentive awards) equal to 35% of the target award and are based on the minimum individual factor and corporate factors for which a payout will be made. Although performance unit grants are considered equity incentive plan awards, the estimated future payouts under these grants are included in these columns because awards are denominated in dollars and paid out in cash, rather than shares of stock.

(4)	Threshold payout for equity incentive awards (as it relates to performance shares) reflect payout amounts if WGL’s TSR is at the 25th percentile of the long-term incentive peer group and the dividend coverage performance shares vest.

(5)	Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of performance unit and performance share awards granted in FY 2017. The values of these awards, assuming that the highest level of performance conditions is achieved, are as follows: TSR performance shares: Mr. McCallister - $1,167,605; Mr. Ammann - $351,320; Mr. Chapman - $580,630; Ms. Gutermuth - $294,209; and Ms. Thornton - $249,933; dividend coverage performance shares: Mr. McCallister - $507,619; Mr. Ammann - $152,737; Mr. Chapman - $252,430; Ms. Gutermuth - $127,908; and Ms. Thornton - $108,659; TSR performance units: Mr. McCallister - $1,167,480; Mr. Ammann - $351,358; Mr. Chapman - $580,602; Ms. Gutermuth - $294,124; and Ms. Thornton - $249,856; ROE performance units: Mr. McCallister - $1,015,200; Mr. Ammann - $305,328; Mr. Chapman - $504,872; Ms. Gutermuth - $255,760; and Ms. Thornton - $217,266. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance shares and performance units contained in Note 11 (Stock Based Compensation) to WGL’s Consolidated Financial Statements, included as part of this information statement.

Performance Shares and Performance Units

Performance share awards are denominated and paid out in shares of WGL common stock. Performance unit awards are denominated in dollars and are paid out in cash.

The vesting of performance share and performance unit awards is conditioned upon WGL’s performance and the officer’s continued employment. As long as each Named Executive Officer remains an employee, performance shares and performance units become earned and vested based on:

•	WGL’s relative TSR (as to one-half of performance shares and performance units)

•	WGL’s return on equity compared to the weighted average utility authorized ROE (as to one-half of performance units)

•	whether WGL’s earnings per share exceed dividends declared per share (as to one half of performance shares)

in each case, over a designated three-year performance period. Performance share award grantees do not have the rights of shareholders until the performance shares vest. Therefore, performance share grantees do not receive dividends on the performance share, until the performance shares vest; however, dividend equivalents are deemed to accrue on the number of shares that actually vest, and are paid in cash upon vesting. Since the performance units pay out in cash once vested, performance unit grantees do not receive dividends or other rights of shareholders.

For further information regarding the performance criteria for the vesting of LTI grants, including the long-term incentive peer groups used for TSR-based awards, please see the discussion under the heading, “Long-Term Incentive Compensation–Performance Share and Performance Unit Awards” in the Compensation Discussion and Analysis section of this information statement.

Awards are converted to cash for shares to the extent necessary to satisfy minimum tax withholding or any governmental levies. Performance shares and performance units are generally forfeited for no value if a Named Executive Officer’s employment terminates prior to the end of the performance period. With respect to awards granted on or after October 1, 2015, however, a pro rata portion (based on the number of months the participant was employed during the performance period) of a participant’s outstanding performance shares or performance units may vest upon retirement, in accordance with the terms of the grant. In addition, subject to the sole discretion of the HR Committee of WGL’s Board, all or a portion of a participant’s outstanding performance shares or performance units may vest if his or her employment terminates as a result of death, disability or, for awards granted on October 1, 2014, retirement. Under certain circumstances, following a change in control, between 50% and 100% of an officer’s outstanding performance share or performance unit awards granted on October 1, 2014 would become fully vested at target levels. See “Potential Payments Upon Termination or Change in Control — Change in Control Severance Plan for Certain Executives,” below.

Options

WGL and Washington Gas have not granted stock options since October 1, 2006 because our compensation program changed to eliminate granting stock options and to begin granting	performance shares and performance units, and none of the Named Executive Officers owned stock options during FY 2017.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	41

Compensation of Executive Officers

Outstanding Equity Awards at FY 2017 Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers that were outstanding as of	September 30, 2017. Outstanding equity awards at fiscal year-end consist of performance shares and performance units.

	Stock Awards
Name (a)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested(1) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested(1) ($) (j)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested(2) (#) (k)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested(2) ($) (l)
Terry D. McCallister
Awarded 10-1-14	22,076	$1,858,799	929,834	$929,834
Awarded 10-1-15	17,298	$1,456,492	997,576	$997,576
Awarded 10-1-16	16,192	$1,363,366	1,015,200	$1,015,200
Vincent L. Ammann, Jr.
Awarded 10-1-14	7,042	$592,936	296,618	$296,618
Awarded 10-1-15	5,242	$441,376	302,250	$302,250
Awarded 10-1-16	4,872	$410,222	305,528	$305,528
Adrian P. Chapman
Awarded 10-1-14	11,809	$994,318	497,416	$497,416
Awarded 10-1-15	8,676	$730,519	500,400	$500,400
Awarded 10-1-16	8,052	$677,978	504,872	$504,872
Luanne S. Gutermuth
Awarded 10-1-15	4,292	$361,386	247,500	$247,500
Awarded 10-1-16	4,080	$343,536	255,760	$255,760
Leslie T. Thornton
Awarded 10-1-14	4,945	$416,369	208,278	$208,278
Awarded 10-1-15	3,720	$313,224	214,500	$214,500
Awarded 10-1-16	3,466	$291,837	217,266	$217,266

Note that columns: (b), (c), (d), (e) and (f) relating to the number of securities underlying unexercised options, exercise price and option expiration date have been omitted because none of the Named Executive Officers owned any stock options at the end of FY 2017. Columns (g) and (h) relating to unvested shares have been omitted because none of the Named Executive Officers owned any such unvested shares at the end of FY 2017.

(1)	Columns (i) and (j) relate to performance shares. Performance shares become earned and vested at the end of a three-year performance period, subject to: (i) such officer’s continued employment and (ii) WGL’s achievement of the relevant performance criteria. The number of performance shares shown in the “Awarded 10-1-14,” “Awarded 10-1-15” and “Awarded 10-1-16” rows for each Named Executive Officer in column (i) are the target number of shares that may become earned if WGL’s TSR for the three-year performance period is at the 50th percentile of the applicable long-term incentive peer group and, for performance shares shown in the “Awarded 10-1-15” and “Awarded 10-1-16” rows for each Named Executive Officer, if WGL’s operating earnings per share during the three-year performance period exceed the aggregate dividends declared per share during that period. The value shown in column (j) of the table is the number of shares shown in column (i) times the closing price of WGL common stock on September 30, 2017 ($84.20), the last trading day of FY 2017.

(2)	Columns (k) and (l) relate to performance units. Performance units are payable in cash and become earned and vested at the end of a three-year performance period, subject to: (i) such officer’s continued employment and (ii) WGL’s achievement of the relevant performance criteria. The number of performance units shown for each Named Executive Officer in column (k) in the “Awarded 10-1-14,” “Awarded 10-1-15” and “Awarded 10-1-16” rows are the target number of units that may be earned if WGL’s TSR for the three-year performance period is at the 50th percentile of the applicable long-term incentive peer group and, for performance units shown in the “Awarded 10-1-15” and “Awarded 10-1-16“rows for each Named Executive Officer, if WGL’s ROE is 100% of the weighted average allowed utility ROE. The aggregate amount shown in column (l) of the table is the number of performance units shown in column (k) multiplied by $1.00 which is the payout value of each performance unit.

42 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Compensation of Executive Officers

Stock Vested in FY 2017

The following table provides information about the value realized by the Named Executive Officers on stock awards vesting during FY 2017.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting(1) (#) (d)	Shares Withheld to Cover Taxes (#)	Value Realized on Vesting (2) ($) (e)
Terry D. McCallister	44,152	19,327	$3,717,598
Vincent L. Ammann, Jr.	14,084	4,985	$1,185,873
Adrian P. Chapman	23,618	9,532	$1,988,636
Luanne S. Gutermuth	9,890	3,274	$832,738
Leslie T. Thornton	9,890	3,274	$832,738

(1)	The information in the above table reflects the vesting of performance shares. The performance period for the performance shares ended on September 30, 2017. The shares were issued in October 2017.

(2)	The amounts shown in column (e) equal the product of (i) the closing market price of WGL common stock on the last day of the performance share vesting period ($84.20) multiplied by (ii) the number of shares acquired upon vesting as set forth in column (d).

Non-Qualified Deferred Compensation

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ deferred compensation balances during FY 2017, and also shows	the total deferred amounts for the Named Executive Officers at the end of FY 2017.

Name (a)	Plan	Executive Contributions in Last FY (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Terry D. McCallister	n/a	—	—	—	—	—
Vincent L. Ammann, Jr.	n/a	—	—	—	—	—
Adrian P. Chapman	n/a	—	—	—	—	—
Luanne S. Gutermuth(1)	DC SERP DC Restoration	—	$65,329	$40,222	—	$304,486
Leslie T. Thornton(2)	DC SERP DC Restoration	—	$73,702	$24,727	—	$230,393

(1)	Ms. Gutermuth received the indicated amounts as a participant in the DC SERP and the DC Restoration Plan. The terms of these plans are described under the “Pension and Other Retirement Benefits” section of this information statement. The amount indicated under column (f) reflects $352,130 in the DC SERP, in which Ms. Gutermuth was 80% vested as of the end of FY 2017, and $22,782 in the DC Restoration Plan, in which Ms. Gutermuth was 100% vested as of the end of FY 2017.

(2)	Ms. Thornton received the indicated amounts as a participant in the DC SERP and the DC Restoration Plan. The terms of these plans are described under the “Pension and Other Retirement Benefits” section of this information statement. The amount indicated under column (f) reflects $303,486 in the DC SERP, in which Ms. Thornton was 60% vested as of the end of FY 2017, and $48,301 in the DC Restoration Plan, in which Ms. Thornton was 100% vested as of the end of FY 2017.

Pension and Other Retirement Benefits

The following table and related discussion describes the present value of accumulated benefits payable under the Pension Plan	(a qualified plan), the DB SERP (a non-qualified plan) and the Defined Benefit Restoration Plan (a non-qualified plan).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Terry D. McCallister	Pension Plan	17.5	$872,865
	DB SERP	30.0	$12,910,019
Vincent L. Ammann, Jr.	Pension Plan	14.0	$612,464
	DB SERP	27.0	$4,101,475
Adrian P. Chapman	Pension Plan	36.0	$1,506,211
	DB SERP	30.0	$6,281,257
Luanne S. Gutermuth	Pension Plan	19.5	$792,383
	DB Restoration	19.5	$578,615

Ms. Thornton is not a participant under the Pension Plan, the DB SERP or the DB Restoration plan.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	43

Compensation of Executive Officers

The following actuarial assumptions were used in determining the amounts set forth in the “Pension and Other Retirement Benefits” table:

Measurement Date	September 30, 2017	September 30, 2016
Discount Rate
DB SERP and DB Restoration	3.60%	3.40%
Pension Plan	3.90%	3.70%
Pre-retirement Mortality	None	None
Post-retirement Mortality	RP-2014 mortality tables with a base year of 2006 projected using the MP-2014 mortality improvement scale, adjusted to converge over 15 years to an ultimate rate of 0.75% at age 85, grading to 0% at age 115 in 2022	RP-2014 mortality tables with a base year of 2006 projected using the MP-2014 mortality improvement scale, adjusted to converge over 15 years to an ultimate rate of 0.75% at age 85, grading to 0% at age 115 in 2022
Retirement Age	65	65
Payment Form
Amount Earned After 12/31/2004 for DB	Actual 409A Lump Sum Election	Actual 409A Lump Sum Election
SERP and DB Restoration	Reflecting a 2.10% Interest Rate	Reflecting a 1.90% Interest Rate
Qualified Pension Plan and Pre-409A DB SERP	Qualified Joint & Survivor Annuity	Qualified Joint & Survivor Annuity

For a discussion of the assumptions and methodologies used to calculate the amounts reported in the “Pension and Other Retirement Benefits” table above, see the discussion contained in Note 10 (Pension and Other Post-Retirement Benefit Plans) to	WGL’s Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included as part of Washington Gas’ Annual Report on Form 10-K filed with the SEC.

Summary of Retirement Benefits

Washington Gas provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans.

Retirement benefits provide post-employment security to our employees. As of the end of FY 2017, the following primary retirement benefit programs were available to the Named Executive Officers:

•	the 401(k) Plan, a tax-qualified defined-contribution plan in which the Named Executive Officers participate on the same terms as our other participating employees;

•	the Pension Plan, a tax-qualified, non-contributory pension plan covering all active employees (including executive officers) and vested former employees of Washington Gas;
•	the DB SERP, a non-qualified defined-benefit retirement plan which provides the Named Executive Officers a benefit up to 60% of the individual’s final average compensation, as determined under that plan;

•	the DC SERP, a non-qualified defined-contribution retirement plan;

•	the Defined Benefit Restoration Plan, a non-qualified defined-benefit retirement plan; and

•	the Defined Contribution Restoration Plan, a non-qualified defined-contribution retirement plan.

Pension Plan and 401(k) Plans

Each Named Executive Officer participates in the Pension Plan, except for Ms. Thornton. The Pension Plan is a tax-qualified, non-contributory pension plan covering active employees (including certain executive officers) and vested former employees of Washington Gas and certain affiliates. The Pension Plan is now closed to new entrants. Participation in the Pension Plan was closed: (i) to employees hired on or after January 1, 2009 who are covered under the collective bargaining agreements with the International Brotherhood of Teamsters and Office and Professional Employees International Union Local 2, (ii) to management employees first hired on or after July 1, 2009, (iii) to Hampshire Gas Company employees first hired on or after January 1, 2010, and (iv) to employees first hired on or after January 1, 2010 who are covered by the collective bargaining agreement between Washington Gas and the International Brotherhood of Electrical Workers, Local 1900. Instead of Pension Plan benefits, employees hired after the aforementioned dates receive an enhanced benefit in the form of an employer contribution under the 401(k) Plans. This enhanced benefit provides a company contribution between 4%-6% of base compensation (depending on length of service) to subject employees. Executive officers receive this benefit on the same terms as our other participating employees. Ms. Thornton joined the company after 2009 and therefore receives the enhanced 401(k) plan benefit.

The Pension Plan provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65. A participant must have five years of accredited service under

44 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Compensation of Executive Officers

the Pension Plan to vest in a pension benefit. The Pension Plan accrued benefit is calculated using a formula based on accredited service and highest three years (High Three) of average compensation. High Three average compensation is the average of the employee’s rate of annual basic compensation on December 31 of each of three calendar years of accredited service preceding that reflects the employee’s highest compensation prior to the employee’s normal retirement date, early or disability retirement date, actual date of retirement or date of termination of employment, whichever is applicable. Annual basic compensation consists of the regular annual salary or wages of an employee, excluding bonuses, compensation for overtime or other extra or special compensation, but including commissions, bonuses and other forms of incentive compensation paid to salesmen. The rate of High Three average compensation is multiplied by the percentage rate that applies to the participant’s years of accredited service. Bargaining units representing certain Washington Gas employees have negotiated different percentages for their members. A change was made to the formula for calculating the retirement benefit for management employees and for employees covered by the collective bargaining agreement with the International Brotherhood of Electrical Workers, Local 1900 who retire on or after January 1, 2010 and for employees covered by Office and Professional Employees International Union Local 2 who

retire on or after January 1, 2009. The retirement benefit for these employees will be determined by using the average of the retiree’s highest three years of earnings, rather than the average of the retiree’s last three years of earnings. The benefit for the International Brotherhood of Teamsters, Local 96 is still based on the employees last three years of final average compensation.

An early retirement benefit, discounted for age, is available to employees at age 55 with five years of accredited service. Employees age 55 or older having any combination of age and accredited service that equals 90 or more and employees with 30 years of accredited service may retire early without discounting their pension for age. As of the date of this information statement, of the Named Executive Officers, Mr. McCallister, our Chairman and CEO, Mr. Chapman, our President and Chief Operating Officer, Mr. Ammann, our Chief Financial Officer, and Ms. Gutermuth, our Chief Human Resource Officer, are eligible to receive an early retirement benefit.

The normal form of pension benefit is a joint and survivor annuity for an employee with an eligible spouse and a single-life annuity for an unmarried employee. Participants may elect among various payment options that will be the actuarial equivalent of the normal form of retirement benefit. There is no lump sum optional form of payment under the current Pension Plan.

Defined Benefit Supplemental Executive Retirement Plan

Each Named Executive Officer, except Mses. Gutermuth and Thornton, participates in the DB SERP, which is a non-qualified, unfunded defined benefit retirement plan. The purpose of the DB SERP is to provide an additional incentive to attract and retain key employees designated by the Board. The Board of Washington Gas designates participants in the DB SERP.

The DB SERP provides a retirement benefit that supplements the benefit payable under the Pension Plan. The benefit amount is based on years of benefit service and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards, on December 31 of the three years out of the final five years of the participant’s service as a participant. Benefit service under the DB SERP consists of years of accredited service under the Pension Plan, plus the number of years of plan service under the DB SERP, to a maximum of 30 years. There is a vesting schedule for the benefit that varies depending upon the point in time the individual became a participant in the DB SERP.

At normal retirement, the DB SERP participant is entitled to an annual benefit equal to the participant’s vested percentage of an amount equal to 2% of final average compensation multiplied by the number of years of benefit service, reduced by the amount of the normal retirement benefit paid under the Pension Plan and the amount of any other supplemental pension benefit provided by Washington Gas. Participants in the CIC Plan, described elsewhere in this information statement, may earn extra years of benefit service under the DB SERP in certain events of termination following a change in control, up to the maximum of 30 years of benefit service.

The DB SERP provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65.

An early retirement benefit, discounted for age, is available to participants at age 55 with 10 years of benefit service. As of the date of this information statement, the three Named Executive Officers who participate in the DB SERP, Mr. McCallister, our Chairman and CEO, Mr. Chapman, our President and Chief Operating Officer, and Mr. Ammann, our Chief Financial Officer, are eligible to receive an early retirement benefit under the DB SERP.

A participant in the DB SERP can elect the same forms of benefit available under the Pension Plan, and in addition can elect a lump sum payment form. For DB SERP benefits earned through December 31, 2004, the lump sum amount is limited to the amount of the benefit attributable to short-term incentive compensation. For benefits earned on and after January 1, 2005, participants may elect a lump sum benefit in any percentage.

The lump sum amount is an actuarial determination based on the participant’s life expectancy discounted using the yield on the zero-coupon U.S. Treasury security with maturity equal to the maturity of each year’s payment. The lump sum shall equal the sum of the discounted payments.

The DB SERP is unfunded. Accordingly, all benefits constitute an unfunded contractual payment obligation of the company and a participant’s right to receive payments under the DB SERP will be no greater than the right of an unsecured general creditor of the company.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	45

Compensation of Executive Officers

Defined Contribution Supplemental Executive Retirement Plan

The DC SERP provides supplemental retirement benefits to executive officers who: (i) are not participants in the DB SERP; and (ii) are selected by the Board to participate in the DC SERP. Subject to certain conditions, the DC SERP provides the following benefits to participating employees: (i) a company credit equal to 6% of total pay (base salary and incentive pay); (ii) matching credit equal to 4% of annual short-term incentive pay only; and (iii) for employees who do not participate in the Pension Plan, an incentive credit equal to 4-6% of annual short-term incentive pay only depending on years of service. Benefits will be credited each pay period to a bookkeeping account maintained on behalf of the participant. Participant accounts will be credited	with notional earnings and reduced for notional losses based upon the performance of investment alternatives selected by participants. Benefits will be paid in a lump sum upon the participant’s termination of employment or disability (whichever occurs first). The DC SERP is unfunded. Accordingly, all benefits constitute an unfunded contractual payment obligation of the company and a participant’s right to receive payments under the DC SERP will be no greater than the right of an unsecured general creditor of the company. Mses. Gutermuth and Thornton are participants in the DC SERP, and Ms. Thornton receives the additional incentive credit for employees who do not participate in the Pension Plan.

Defined Contribution Restoration Plan

The Defined Contribution Restoration Plan provides supplemental retirement benefits to employees: (i) who are not participants in the DB SERP; and (ii) whose base pay exceeds the limit set forth under Section 401(a)(17) of the Internal Revenue Code (i.e., $ 270,000 in 2017). Subject to certain conditions, the Defined Contribution Restoration Plan provides the following benefits to participating employees: (i) a base pay matching credit equal to 4% of the portion of the participant’s base pay only that exceeds the limit in Section 401(a)(17) of the Internal Revenue Code, and (ii) for employees who do not participate in the Pension Plan, a base pay restoration credit equal to 4-6% of the portion of the participant’s base pay only that exceeds the limit Section 401(a) (17) of the Internal Revenue Code. The actual percentage is based on years of service. Benefits are credited each pay period to a bookkeeping account maintained on behalf of the participant.	Participant accounts are credited with notional earnings and reduced for notional losses based upon the performance of investment alternatives selected by participants. Participants generally will be 100% vested in their Defined Contribution Restoration Plan benefits at all times except in the case of certain terminations of employment. Benefits will be paid in a lump sum upon a participant’s termination of employment or disability (whichever occurs first). The Defined Contribution Restoration Plan is unfunded. Accordingly, all benefits constitute an unfunded contractual payment obligation of the company and a participant’s right to receive payments under the Defined Contribution Restoration Plan will be no greater than the right of an unsecured general creditor of the company. Mses. Gutermuth and Thornton are participants in the Defined Contribution Restoration Plan.

Defined Benefit Restoration Plan

The Defined Benefit Restoration Plan provides supplemental retirement benefits to employees designated by the Board of Washington Gas who are not also participants in the DB SERP. The Defined Benefit Restoration Plan provides a retirement benefit that supplements the benefit payable under the Pension Plan. With certain exceptions, benefits under the plan vest over five years. Ms. Gutermuth is a participant in the Defined Benefit Restoration Plan.

At normal retirement, the Defined Benefit Restoration Plan participant is entitled to an annual benefit equal to the benefit under the Pension Plan, calculated (i) by including annual incentive compensation in the definition of final average compensation, (ii) based on the final three calendar years of accredited service, and (iii) without regard to the limits on compensation set forth in Section 401(a)(17) of the Internal Revenue Code; and then reduced by the amount of the normal retirement benefit paid under the Pension Plan.

The Defined Benefit Restoration Plan provides an unreduced retirement benefit at termination of employment at the normal retirement age of 65. An early retirement benefit, discounted for age, is available to vested participants at age 55.

In general, a participant in the Defined Benefit Restoration Plan can elect the same forms of benefit available under the Pension Plan, and in addition can elect a lump sum payment form. The Defined Benefit Restoration Plan is unfunded. Accordingly, all benefits constitute an unfunded contractual payment obligation of the company and a participant’s right to receive payments under the Defined Benefit Restoration Plan will be no greater than the right of an unsecured general creditor of the company.

46 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Potential Payments Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Severance Plan for Certain Executives*

Each of the Named Executive Officers listed in the Summary Compensation Table in this information statement participates in the CIC Plan. Change in control protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a change in control. The change in control provisions under the CIC Plan are effective during the period of one year prior to, and two years following, a change in control of WGL or Washington Gas. The CIC Plan incorporates the definition of a change in control as defined in the Change in Control Policy (“CIC Policy”). “Change in control” is generally defined under the CIC Policy as the occurrence (subject to certain exceptions) of:

•	an acquisition by any person of 30% or more of the voting stock of WGL or Washington Gas;

•	a change in the majority of the Board of WGL;

•	a reorganization, merger, consolidation or sale of all or substantially all of the assets of WGL or Washington Gas; or

•	shareholder approval of a complete liquidation or dissolution of WGL.

Generally, during the one year prior and two years following a change in control, the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change in control or available after the change in control if more beneficial.

Annual base salary is defined as the amount equal to the highest base salary rate in effect during the period beginning 12 months immediately preceding a change in control and ending on the date of the Named Executive Officer’s termination. The annual incentive bonus is equal to each executive’s target annual bonus for the fiscal year in which the Named Executive Officer’s employment is terminated. With respect to all the Named Executive Officers, if the Named Executive Officer is terminated during the effective period for reasons other than cause, death or disability, or if the Named Executive Officer resigns for good reason, the Named Executive Officer is entitled to certain severance benefits. These benefits include:

•	salary replacement benefits equal to the sum of the executive’s annual base salary plus annual target incentive bonus multiplied by three for Messrs. McCallister, Chapman, and Ammann and Ms. Thornton; and multiplied by two for Ms. Gutermuth.

•	the sum of any unpaid base salary and vacation pay through the termination date and the product of the executive’s annual bonus and a fraction, the numerator of which is the number of days in the current fiscal year through the termination date, and the denominator of which is 365;
•	medical and dental replacement benefits for three years for Messrs. McCallister, Chapman, and Ammann and Ms. Thornton; and such benefits for two years for Ms. Gutermuth;

•	an additional three years of benefit service under the DB SERP for Messrs. McCallister, Chapman and Ammann, provided, in no event shall such additional service, when added to the executive’s DB SERP benefit service, exceed the maximum of 30 years (Mses. Gutermuth and Thornton do not participate in the DB SERP; their benefits under the DC SERP, and for Ms. Gutermuth, the DB Restoration, are 100% vested upon a change in control); and

•	outplacement services of up to $25,000; provided that such services are incurred by the executive within 12 months of his or her termination.

If a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code by 10% or more, reimbursement will be made for the full amount of any excise taxes imposed on severance payments and any other payments under Section 4999 of the Internal Revenue Code and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change in control severance protections that we have determined to be appropriate. On November 17, 2010, the Board eliminated the reimbursement by the company of excise taxes imposed on such severance payments for any executive officers that become covered by the terms of the CIC Plan on or after January 1, 2011. Ms. Thornton is not eligible for a tax gross-up because she became covered under the CIC Plan after January 1, 2011. Pursuant to an amendment to the CIC Plan on November 12, 2015, however, the excise tax reimbursement provisions will expire on September 30, 2018 unless a change in control transaction has occurred or is then pending.

A Named Executive Officer’s outstanding performance shares and performance units may also vest upon a change in control or a qualified termination of employment following a change in control. For awards granted prior to September 22, 2015, half of the award vests at target upon the change in control and the other half of the award vests at target upon a qualified termination following a change in control (“double-trigger” vesting). All awards granted on or after September 22, 2015 are subject to double-trigger vesting at target or a specified change-in-control value based on actual performance. Together, the CIC Plan and the CIC Policy provide that a “qualified termination” triggers the receipt of severance benefits. Generally, a “qualified termination” of a participant in the CIC Plan means an involuntary termination of the participant (other than as a result of death, disability or for cause) or any termination of employment by the participant in the CIC Plan that is not initiated by the company and that is caused

* This discussion has not been updated to reflect events occurring after September 30, 2017. For information regarding change in control benefits with respect to the Merger, see the definitive proxy statement related to the Merger filed by WGL Holdings with the SEC on March 31, 2017 and WGL Holdings’ subsequent filings with the SEC.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	47

Potential Payments Upon Termination or Change in Control

by any one or more of the following events, if such event occurs during the change in control effective period:

•	assignment to the participant, without his or her consent, of duties inconsistent in any material respect with the executive’s then current position or duties (including, for Messrs. McCallister, Chapman and Ammann and Ms. Thornton, not having their current position at the most senior resulting entity following the change in control), or any other action by the company which would cause him or her to violate ethical or professional obligations;

•	or which results in a significant diminution in such position or duties;

•	the participant, without his or her consent, being required to relocate to a principal place of employment that is both more than 35 miles from his or her existing principal place of employment, and farther from the participant’s current residence than his or her existing principal place of employment;

•	the company materially reduces, without his or her consent, the participant’s base salary rate or target bonus opportunity, or materially reduces the aggregate value of other incentives and retirement opportunity, or fails to allow the participant to participate in all welfare benefit plans, incentive, savings and retirement plan, fringe benefit plans and vacation benefits applicable to other senior executives; or

•	the company fails to obtain a satisfactory agreement from any successor entity to assume and agree to perform the company’s obligations to the Named Executive Officer under the CIC Plan.

A Named Executive Officer will not be able to receive severance benefits for a qualified termination if the executive continues in employment with the company for more than 90 days following the later of the occurrence or knowledge of an event or events that would constitute a qualified termination. Also, the Named Executive Officer will not be entitled to receive severance benefits under the CIC Plan if the Named Executive Officer’s employment with the company terminates because of a change in control and the Named Executive Officer accepts employment, or has the opportunity to continue employment, with a successor entity (other than under terms and conditions which would constitute a qualified termination).

The levels of change in control payments were developed in prior years and were either reaffirmed or adjusted after a thorough re-evaluation of such protection by the HR Committee in 2006. That re-evaluation included input from the HR Committee’s executive compensation adviser and considered both market practice and best practice. The HR Committee, with the advice of its compensation adviser, also re-evaluated certain elements of the change-in-control arrangements in 2016. The circumstances and payments of compensation following a change in control are provided by the CIC Plan. In approving the CIC Plan, the HR Committee considered data provided by its adviser regarding competitive market practices regarding change in control benefits for senior executives. The HR Committee also considered the corporate and shareholder value of retaining certain executives following a change in control. The multiples of pay for various levels of officers reflect the HR Committee’s judgment that those levels are fair, appropriate and reasonable for each officer.

In determining the appropriate payment and benefit levels under the CIC Plan, the HR Committee also considered the potential importance of retaining certain executives following a change in control to assist in a successful transition to a new organization and management.

The CIC Plan is intended in part to provide some protection of employment and benefits for executives who agree to remain with a new organization following a change in control. The CIC Plan is a material part of our total compensation program. Each component of this program, including base salary, incentives, retirement benefits and the CIC Plan, has been designed to meet certain unique purposes. In the absence of a CIC Plan, it is unlikely that other elements of the total compensation program would have been different to offset the risk posed by the lack of a CIC Plan. The reason for this is that no other element of compensation can achieve the aims of the CIC Plan.

The severance benefits available under the CIC Plan are not additive or cumulative to severance or termination benefits that a Named Executive Officer might also be entitled to receive under the terms of any other arrangement or agreement with the company. As a condition of participating in the CIC Plan, the Named Executive Officer must expressly agree that the CIC Plan supersedes all prior plans or agreements providing for severance benefits.

The following table lists the amounts the Named Executive Officers were eligible to receive from the company under the CIC Plan if a change in control had occurred and the Named Executive Officer’s employment was terminated either involuntarily without cause or as a result of a good reason termination effective as of September 30, 2017, the end of FY 2017. The amounts would be payable in a single lump sum and, to the extent required to comply with Section 409A of the Internal Revenue Code, would not be paid to the Named Executive Officer prior to the date that is six months from the date of termination. The calculations in the table below are based on a common stock price equal to $ 84.20 per share which was the closing price of WGL common stock on September 30, 2017, which was the last trading day of FY 2017.

48 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Potential Payments Upon Termination or Change in Control

INCREMENTAL PAYMENTS DUE TO CHANGE IN CONTROL

(Assuming termination of employment on September 30, 2017)

Payments Due to Change In Control	McCallister	Ammann	Chapman	Gutermuth	Thornton
Cash severance	$4,924,800	$2,256,000	$2,945,250	$1,488,000	$1,836,750
Additional value due to vesting of unvested performance shares and performance units(1)	$2,452,349	$739,715	$1,223,144	$614,640	$1,058,246
Additional SERP amount due to vesting and service credits(2)	$—	$674,411	$—	$7,217	$29,614
Medical and dental continuation	$49,863	$49,863	$49,863	$51,076	$23,436
Outplacement (maximum)	$25,000	$25,000	$25,000	$25,000	$25,000
Sec 280G excise tax and related gross-up (paid to IRS)(3)	$—	$2,003,000	$—	$1,261,000	$—
Cutback to avoid excise tax(4)	$(107,000)	$—	$—	$—	$(314,000)
TOTAL	$7,345,012	$5,747,989	$4,243,257	$3,446,933	$2,659,046

(1)	Excludes target values retirement-eligible executives would have been entitled to upon retirement.

(2)	SERP calculations were made using a 3.6% discount rate.

(3)	Rounded to the nearest $1,000 due to use of estimates in calculation. Represents a reimbursement to the executive to cover excise tax paid to the Internal Revenue Service on change in control benefits. The Board eliminated this benefit for employees who became covered under the CIC Plan after January 1, 2011, including Ms. Thornton.

(4)	Reduction in severance to avoid excise tax since CIC payments did not exceed the limit for deductible payments under Section 280G of the Internal Revenue code by at least 10%. For Ms. Thornton, the reduction creates a better net result.

All severance benefits payable under the CIC Plan are subject to each participant’s compliance with a post-employment restrictions policy. The policy defines the scope of restrictions that will apply to post-employment actions undertaken by executives who receive severance benefits following a termination of employment. The policy is intended to protect (i) confidential information belonging to the company that the executive had access to and possesses due to the nature of his or her position and (ii) the competitive business operations of the company. The restrictions under the policy last for one year following the executive’s date of termination. The policy prohibits any terminated Named Executive Officer that receives the severance benefits described above from soliciting employees or customers	and disclosing “confidential information” of the company. For the purposes of the policy, “confidential information” includes, but is not limited to, non-public information regarding computer programs, discoveries or improvements, marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of employees, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

Incremental Payments Due to Other Terminations

The company has no employment contracts and no guaranteed severances for terminations other than upon a change in control. Upon retirement, (i) performance shares and performance units granted on or after September 22, 2015 will vest pro rata based on the number of months of employment during the performance	period, and (ii) vesting of performance shares and performance units granted prior to September 22, 2015 is at the discretion of the HR Committee (the HR Committee has historically not vested such awards upon retirement).

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	49

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding compensation plans under which WGL common stock may be issued to employees and non-employees as compensation as of September 30, 2017. The Company currently has three such plans: the Directors’ Stock Plan, the 2016 Omnibus Incentive Compensation Plan (the “2016 Plan”) and the 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”).	Total shares shown in the below table include 61,224 shares available for future issuance under the Directors’ Stock Plan, 488,490 shares available for issuance under the 2007 Plan and 2,197,546 shares available for issuance under the 2016 Plan. No further grants will be made under the 2007 Plan.

Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of outstanding	exercise price of	plans (excluding
	options, warrants and	outstanding options,	securities reflected in
Plan Category	rights (a)	warrants and rights (b)	column (a))(c)(1)
Equity compensation plans approved by security holders	—	$ —	2,747,260
Equity compensation plans not approved by security holders	—	$ —	—
TOTAL	—	$ —	2,747,260

(1)	Includes 274,882 non-vested and outstanding performance shares. The number of shares of common stock that are issued upon the vesting of performance shares may range from zero to 200 percent of the number of performance shares outstanding (for grants made in FY 2014) and from zero to 150% of the number of performance shares outstanding (for grants made in FY 2015 or later). The number of shares that are issued is determined under formulas based on one of the following criteria: (i) WGL’s achievement of performance goals for total shareholder return relative to the long-term incentive peer group and (ii) whether WGL’s earnings per share exceed dividends declared per share, in each case, during the performance period. These formulas are further described above in this information statement in the Compensation Discussion and Analysis section under the caption, “Long-Term Incentive Compensation.” The number of securities remaining available for future issuance under the 2016 Plan is reduced upon the issuance of shares underlying performance shares, not at the time of grant.

50 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Proposal 2 — Advisory Vote on Executive Compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to cast an advisory vote to approve the compensation of our Named Executive Officers, as required by Section 14A of the Exchange Act and related SEC rules. Because the required vote is advisory, it will not be binding upon the Board. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

The Company has in place comprehensive executive compensation programs. The information statement fully discloses all material information regarding the compensation of the Company’s Named Executive Officers, so that shareholders can evaluate the Company’s approach to compensating its executives. The Company and the HR Committee continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

Please refer to the section entitled, “Compensation of Executive Officers” and the Compensation Discussion and Analysis section of this information statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

The Board has adopted a policy providing for an annual advisory vote on executive compensation. providing for an on executive compensation will be at our 2019 annual meeting of shareholders.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of Washington Gas stock approve the compensation of the Company’s executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the information statement.”

Board of Directors’ Recommendation — The Board recommends that shareholders vote “FOR” this proposal 2.

Please refer to PROGRAM HIGHLIGHTS on the first page of the Compensation Discussion and Analysis for the reasons behind this recommendation.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	51

Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Washington Gas Light Company is currently composed of three directors who are not employees of the Company. Members of the Audit Committee are independent under rules of the SEC and the NYSE. Prior to July 6, 2018, the date of the completion of the Merger, the Audit Committee was composed of four directors, George P. Clancy, Jr. (Chairman), Nancy C. Floyd, Debra L. Lee and Dale S. Rosenthal. As of the date of this information statement, the members of the Audit Committee are Dale S. Rosenthal (Chair), Linda R. Gooden and John F. Stark.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is directly responsible for the appointment, compensation and oversight of Deloitte & Touche LLP, the Company’s independent public accounting firm. The Audit Committee maintains a charter that outlines its responsibilities. The Audit Committee met six times during fiscal year 2017.

The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the NYSE with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with Deloitte & Touche LLP. The Audit Committee and the Company’s full Board of Directors are committed to compliance with all provisions of that statute and related regulations. Further actions have been taken by the Audit Committee and the Board as statutory and regulatory provisions became effective for audit committees and independent auditors.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2017 with management of the Company and Deloitte & Touche LLP. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017, for filing with the SEC.

AUDIT COMMITTEE*

Dale S. Rosenthal

* Dale S. Rosenthal is the only current member of the Audit Committee who reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2017 with management of the Company and Deloitte & Touche LLP. On July 6, 2018, George P. Clancy, Jr., Nancy C. Floyd and Debra L. Lee resigned from the Board of Washington Gas Light Company upon the completion of the Merger as noted elsewhere in this information statement.

52 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

FY 2017 and FY 2016 Audit Firm Fee Summary

FY 2017 AND FY 2016 AUDIT FIRM FEE SUMMARY

Deloitte & Touche LLP (“Deloitte”), the Company’s independent public accounting firm, billed the following fees for FY 2017 and FY 2016 to WGL Holdings and Washington Gas:

	FY 2017	FY 2016
Audit Fees	$2,516,005	$2,545,279
Audit Related Fees	$240,490	$373,952
Tax Fees	$144,566	$50,000
All Other Fees	$14,388	$20,054
TOTAL FEES	$2,915,449	$2,989,285

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee or by the Chairman of the Audit Committee by delegated authority as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees - These are fees for professional services performed by Deloitte for the audit of the Company’s and WGL Holdings’ annual financial statements and review of financial statements included in the Company’s and WGL Holdings’ quarterly filings on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements. For FY 2017 and FY 2016, the total audit fees include $653,037 and $673,691, respectively, to perform an assessment of the Company’s and WGL Holdings’ internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
2)	Audit Related Fees - These are fees for services performed by Deloitte related to the audit.

3)	Tax Fees - These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for WGL Holdings and its consolidated subsidiaries, including Washington Gas.

4)	All Other Fees - These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s and WGL Holdings’ financial statements and the assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Pre-Approval Policy for Audit and Non-Audit Services

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent public accounting firm must be pre-approved by the Audit Committee. The Sarbanes-Oxley Act of 2002 permits the Audit Committee to delegate to one of its members the authority to approve audit and non-audit services by the Company’s independent public accounting firm when the Audit Committee is not in session. The Audit Committee has adopted a policy that allows the Chairman of the Audit Committee to approve audit-related services provided by the Company’s independent public accounting firm between meetings of the	Audit Committee if the fees for the services do not exceed $100,000. The Chairman of the Audit Committee will report as soon as possible to the other Audit Committee members if the Chairman is required to use this delegated authority between Audit Committee meetings. However, under the policy, the entire Audit Committee must approve any non-audit related services to be provided by the Company’s independent public accounting firm prior to the provision of such services. All services reported in the preceding schedule for FY 2017 and FY 2016 were pre-approved by either the full Audit Committee or by the Chairman of the Audit Committee, by delegated authority.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	53

Proposal 3 — Ratification of Appointment of Independent Public Accounting Firm

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

At a meeting held on November 14, 2017, the Audit Committee of the Board appointed Deloitte as the Company’s independent public accounting firm to audit the books, records and accounts of the Company for FY 2018. The Board recommends that the shareholders ratify this appointment.

In the event shareholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Deloitte is in the best interests of the Company and its shareholders. Even if the appointment of Deloitte is ratified by shareholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Board of Directors’ Recommendation — The Board recommends that shareholders vote “FOR” this Proposal 3.

54 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Other Matters

OTHER MATTERS

The Board knows of no other matters to be brought before the annual meeting. The annual report for FY 2017, including financial statements, was posted to our website www.washingtongas.com on November 22, 2017.

Upon written request, the Company will furnish without charge a copy of its most recent annual report on Form 10-K, excluding certain exhibits. Please direct these requests to: Director of Investor Relations, Washington Gas Light Company, 1000 Maine Ave, SW, Washington, D.C. 20024. The Company will furnish exhibits to the Form 10-K to shareholders upon payment of a reasonable fee.

Householding of Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of the information statement and related materials (collectively, the “materials”) will receive only one copy of the materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. If you share an address with another shareholder and received only one set of the materials, but would like to request a separate copy of the materials, please contact Broadridge by calling (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the materials and would prefer to receive a single copy in the future.

By order of the Board of Directors,
August 9, 2018

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	55

Appendix A — Reconciliation of Non-Gaap Financial Measure

APPENDIX A — RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Note: References to “we,” “us” and “our” in this Appendix A refer to WGL Holdings and its subsidiaries on a consolidated basis.

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.

To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

	i.	Significant out of period adjustments;

	ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

	iii.	For adjusted EBIT, other items which may obscure segment comparisons.

There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.

The following tables represent the reconciliation of non-GAAP operating earnings to GAAP net income (loss) applicable to common stock (consolidated by quarter):

	Fiscal Year Ended September 30,
(In thousands, except per share data)	2017	2016(1)
Operating earnings (loss)	$160,244	$155,600
Non-GAAP adjustments(2)	55,368	14,477
De-designated interest rate swaps(3)	(5,570)	—
Income tax effect of non-GAAP adjustments(4)	(17,422)	(2,483)
Net income (loss) applicable to common stock	$192,620	$167,594
Diluted average common shares outstanding	51,475	50,564
Operating earnings (loss) per share	$3.11	$3.08
Per share effect of non-GAAP adjustments	0.63	0.23
Diluted earnings (loss) per average common share	$3.74	$3.31

(1)	Prior year non-GAAP measures have been recast to include $15.2 million of pre-tax losses associated with the index price used in certain gas purchases from Antero Resources Corporation (“Antero”). The index price used to invoice these purchases had been the subject of an arbitration proceeding; however, in February 2017, the arbitral tribunal ruled in favor of Antero.

(2)	Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments. Note that non-GAAP adjustments associated with interest expense or income taxes are shown separately and are not included in the reconciliation from adjusted EBIT to EBIT.

(3)	Non-GAAP adjustment related to mark-to-market valuations on forward starting interest rate swaps associated with anticipated future financing. Due to certain covenants in the merger agreement between WGL Holdings, Inc. and AltaGas Ltd., it was no longer probable that the 30-year debt issuance that the swaps were originally intended to hedge would occur. However, we believe that some form of financing will continue to be required. The hedges were de-designated in January 2017.

(4)	Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement |	A-1

Appendix A — Reconciliation of Non-Gaap Financial Measure

The following tables summarize non-GAAP adjustments by operating segment and present a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes, less amounts attributable to non-controlling interest. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Fiscal Year Ended September 30, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(j)	Eliminations	Total
Adjusted EBIT	$227,228	$41,597	$47,586	$10,880	$(4,862)	$1,328	$323,757
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	49,338	11,598	—	18,823	—	(363)	79,396
Storage optimization program(b)	1,496	—	—	—	—	—	1,496
DC weather impact(c)	(11,755)	—	—	—	—	—	(11,755)
Distributed generation asset related investment tax credits(d)	—	—	(6,752)	—	—	—	(6,752)
Change in measured value of inventory(e)	—	—	—	7,986	—	—	7,986
Merger related costs(f)	—	—	—	—	(12,902)	—	(12,902)
Third party guarantee(g)	—	—	—	—	(2,101)	—	(2,101)
Total non-GAAP adjustments	$39,079	$11,598	$(6,752)	$26,809	$(15,003)	$(363)	$55,368
EBIT	$266,307	$53,195	$40,834	$37,689	$(19,865)	$965	$379,125

Fiscal Year Ended September 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations	Total
Adjusted EBIT	$224,314	$54,219	$27,329	$2,647	$(3,184)	$(504)	$304,821
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	11,951	10,749	—	20,708	—	—	43,408
Storage optimization program (b)	(376)	—	—	—	—	—	(376)
DC weather impact(c)	(9,392)	—	—	—	—	—	(9,392)
Distributed generation asset related investment tax credits(d)	—	—	(5,337)	—	—	—	(5,337)
Change in measured value of inventory(e)	—	—	—	(15,548)	—	—	(15,548)
Net insurance proceeds(h)	1,722	—	—	—	—	—	1,722
Total non-GAAP adjustments	$3,905	$10,749	$(5,337)	$5,160	$—	$—	$14,477
EBIT	$228,219	$64,968	$21,992	$7,807	$(3,184)	$(504)	$319,298

(a)	Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.
(b)	Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.
(d)	To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment’s performance.
(e)	For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment also includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.
(f)	Adjustment to eliminate external costs associated with the Merger Agreement between WGL Holdings, Inc. and AltaGas Ltd.
(g)	Guarantee on behalf of a third party associated with a solar investment.
(h)	Represents the net proceeds of an environmental insurance policy, net of regulatory sharing. The adjustment for the quarter ended September 30, 2016, includes $0.9 million related to prior periods of fiscal year 2016.
(i)	Activities and transactions that are not significant enough on a standalone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.

A-2 |	WASHINGTON GAS LIGHT COMPANY - 2018 Information Statement

Location of Annual Meeting

LOCATION OF ANNUAL MEETING

2018 Annual Meeting of Shareholders

August 30, 2018, 10:00 a.m., Eastern Time

1000 Maine Ave., SW
Washington, D.C. 20024

PARKING:

The underground parking garage at the Wharf is off Maine Avenue, SW and open 24 hours a day. Three entrances are available: Blair Alley, Sutton Square and 7th Street Park.

Parking rates are as follows:

First 30 minutes: $5

1 Hour: $10

2 Hours: $17

3 Hours: $22

4 Hours: $25

More than 4 Hours: $35

METRO STATIONS:

Waterfront Metro (Green Line)
L’Enfant Plaza Metro (Blue, Orange, Silver, Green Yellow Lines)

MORE INFORMATION:

More information about getting to the Wharf is available at https://www.wharfdc.com/getting-here/.

Forging a New Legacy…

We look back with pride and anticipate the years to come with optimism and excitement about Washington Gas’ place in the advanced energy economy. As part of a much larger organization, Washington Gas will be well positioned to build upon our great history, forging a new legacy while delivering the same exceptional service to our natural gas utility customers and an even more comprehensive set of services in regional gas distribution and alternative energy solutions. At the heart of these efforts will remain our key to success—our skilled and experienced employees, dedicated to our customers, shareholders, communities and each other.

OUR VISION – Washington Gas is the preferred source of clean and efficient energy solutions that produce value for our customers, investors and communities.

OUR VALUES:

DIVERSITY	INNOVATION	SERVICE	SUSTAINABILITY	PERFORMANCE

We create	We innovate	We build	We advance the	We deliver clean
value through	to drive	trust and	sustainability of our	and efficient
the diversity of	performance,	preference	business, the	energy solutions
our solutions,	safety and	through	customers and	that are both
markets and	reliability.	collaboration,	communities we	visible and
people.		leadership	serve, and the	valued.
		and	environment.
outstanding
service.